Exhibit 10.19

Confidential Treatment Requested by The Telx Group, Inc.

2323 BRYAN STREET

MASTER MEET-ME-ROOM LEASE

Between

DIGITAL - BRYAN STREET PARTNERSHIP, L.P.

as Landlord

and

TELX - DALLAS, LLC

as Tenant

Dated

            , 2006

(continued)

(continued)

(continued)

EXHIBITS

Exhibit “A”	Depiction of Premises and Landlord Interconnection Facilities
Exhibit “B”	Insurance Requirements
Exhibit “C”	State Law Provisions
Exhibit “D”	Premises Specifications
Exhibit “B”	Exclusions To Building Operating Expenses and MMR Operating Expenses
Exhibit “F”	Form of Guaranty
Exhibit “G”	Tenant Expansion Rights
Exhibit “G-l”	Tenant Expansion Rights (Specifications)
Exhibit “H”	Depiction of Expansion Space
Exhibit “I”	Certain Definitions
Exhibit “J”	Dispute Resolution Procedures
Exhibit “K”	Service Level
Exhibit “L”	Confirmation of Base Rent
Exhibit “M”	Conduit Space
Exhibit “N”	Ancillary Space
Exhibit “O”	Additional Conduit Space
Exhibit “P”	Landlord Estoppel Certificate
Exhibit “Q”	Threshold Amount

2323 BRYAN STREET

MASTER MEET-ME-ROOM LEASE

This Master Meet-Me-Room Lease (this “Lease”) is entered into as of the date specified in Item 4 of the Basic Lease Information (the “Effective Date”), by and between Landlord (defined in Item 1 of the Basic Lease Information, below) and Tenant (defined in Item 2 of the Basic Lease Information, below), with reference to the following:

RECITALS

A. Digital Realty Trust, L.P., a Maryland limited partnership (“DLR”) and The telx Group, Inc., a Delaware corporation (“Tenant Parent”) have entered into that certain operating agreement (the “Operating Agreement”) dated of even date herewith, wherein, among other things, DLR has agreed to lease to Tenant Parent or its Affiliate, and Tenant Parent agreed to lease from DLR or its Affiliate, the meet-me-room premises in certain buildings (the “MMR Buildings”) owned by DLR’s Affiliates and more particularly described in the Operating Agreement, for the purpose of providing MMR Services to tenants of the Building. Landlord is a DLR Affiliate and the Building is one of the MMR Buildings. Subject to the terms and conditions of this Lease, Landlord has designated Tenant as its Landlord-sponsored meet-me room operator for the Building.

B. In addition, Landlord has agreed to use commercially reasonable efforts to assign Landlord’s interests in all Existing MMR Leases to Tenant, and to the extent Landlord’s interest in any Existing MMR Lease is not assigned to Tenant, this Lease shall be subordinate to any and all rights of such tenants of the unassigned Existing MMR Leases and Landlord’s right to perform its obligations thereunder.

C. Landlord is the owner of the Land. The Land is improved with, among other things, the Building. The Land, the Building, and Landlord’s personal property thereon or therein may be referred to herein as the “Property.”

D. Tenant desires to lease the Meet-Me Room for the purpose of licensing and subleasing such space to parties for the purpose of such parties’ connection to other communications networks.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, Landlord and Tenant agree as follows:

BASIC LEASE INFORMATION

1. Landlord:	Digital – Bryan Street Partnership, L.P., a Texas limited partnership (“Landlord”)

2. (a) Tenant:	tel[x] - Dallas, LLC, a Delaware limited liability company, (“Tenant”).

(b) Tenant Address:	17 State Street 33rd Floor New York, New York 10024 Attention: J. Todd Raymond Fax No. (212) 480-8384	With a copy to: GI Manager L.P. 2730 Sand Hill Road, Suite 280 Menlo Park, California 94025 Attention: Eric Harrison and Alexander Fraser Fax No. (650)233-3601

3. (a) Guarantor:	The tel[x] Group, Inc., a Delaware corporation

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(b) Guarantor Address:	17 State Street 33rd Floor New York, New York 10024 Attention: J. Todd Raymond Fax No. (212) 480-8384	With a copy to: GI Manager L.P. 2730 Sand Hill Road, Suite 280 Menlo Park, California 94025 Attention: Eric Harrison and Alexander Fraser Fax No. (650) 233-3601

4. Effective Date:	December 1, 2006

5. Term:

(a) Primary Term:	Twenty (20) years commencing on the Effective Date.

(b) Renewal Terms:	Two (2) Renewal Options (defined in Section 2.3.1 of the Standard Lease Provisions, below), each to extend the Term (defined below) for a Renewal Term (defined in Section 2.3.1 of the Standard Lease Provisions, below) of ten (10) years pursuant to Section 2.3, below.

6. Landlord Interconnection Facilities:	The Landlord Interconnection Facilities shall be located within the Premises in the area depicted on Exhibit “A”.

7. Tenant Space:	The Premises described in Item 7(a), below, and the Conduit Space described in Item 7(b), below, and the Ancillary Space described in Item 7(c), below.

(a) Premises:	Approximately 6,598 rentable square feet as outlined and identified on Exhibit “A”.

(b) Conduit Space:

(i) Conduit:	As set forth on Exhibit “M”.

(ii) Innerduct:	As set forth on Exhibit “M”.

(iii) Additional Conduit:	In addition to the Conduit Space (which also includes all innerduct space), Tenant shall have the right to use the additional conduit space and/or capacity (including without limitation cable runs, junction boxes, innerducts, wireways or equivalent equipment) described in Exhibit “O” attached hereto. In the event that the conduits have not been built for any of the conduit capacity allocated to Tenant in Exhibit “O”, then Landlord shall construct such conduit space for Tenant and Tenant shall reimburse Landlord’s actual costs incurred to construct such conduits, including Landlord’s costs related to Landlord’s employees involved in such construction. All additional conduit space utilized by Tenant pursuant to this subpart shall be referred to in this Lease as “Additional Conduit Space.” Except for the reimbursement of Landlord’s actual costs as provided in this subpart, Tenant shall not be obligated to pay Landlord any rent, fee or other charge in connection with the construction or use of Additional Conduit Space allocated to Tenant in Exhibit “O”.

(c) Ancillary Space:	As set forth on Exhibit “N”.

8. Current Premises Income:	Landlord warrants and represents that: (i) Landlord has delivered to Tenant true, complete and correct copies of the Existing MMR Leases, and (ii) a rent roll, prepared by Landlord’s building manager or managing agent in the form used by

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Landlord in the operation of the Building. The rent roll details the Current Premises Income received by Landlord on a monthly basis from all tenants and occupants of the Tenant Space.

9. Base Rent:

[***] per month for months 1 – 12 of the Term.

[***] per month for months 13 – 24 of the Term.

[***] per month for months 25 – 36 of the Term.

[***] per month for months 37 – 48 of the Term.

[***] per month for months 49 – 60 of the Term.

[***] per month for months 61 – 72 of the Term.

[***] per month for months 73 – 84 of the Term.

[***] per month for months 85 – 96 of the Term.

[***] per month for months 97 – 108 of the Term.

[***] per month for months 109 – 120 of the Term.

[***] per month for months 121 – 132 of the Term.

[***] per month for months 133 – 144 of the Term.

[***] per month for months 145 – 156 of the Term.

[***] per month for months 157 – 168 of the Term.

[***] per month for months 169 – 180 of the Term.

[***] per month for months 181 – 192 of the Term.

[***] per month for months 193 – 204 of the Term.

[***] per month for months 205 – 216 of the Term.

[***] per month for months 217 – 228 of the Term.

[***] per month for months 229 – 240 of the Term.

10. Percentage Rent:	An amount equal to the product of [***] multiplied by all annual Gross Revenue (defined on Exhibit “I”) derived from the Premises in excess of the Threshold Amount (as defined in Exhibit “Q”) for the Premises. Payments of Percentage Rent shall not be due and payable until Gross Revenue from the Premises for a calendar year has exceeded the Breakpoint (defined on Exhibit “I”), at which time Percentage Rent shall be paid quarterly as provided in Item 11 of the Basic Lease Information, below.

11. Accounting:

If the Current Premises Income exceeds [***] per rentable square foot on the Effective Date, Landlord shall determine the amount of Landlord Provided Power and the resulting amount of Current Base Rent and shall provide written notice to Tenant Parent and Tenant of such determination (an “Increased Base Rent Notice”) within sixty (60) days after the Effective Date. Tenant shall pay [***] per rentable square foot as the Base Rent until such time as Tenant has received the Increased Base Rent Notice. Commencing with the first lease month at least five (5) business days following receipt of the Increased Base Rent Notice, Tenant shall pay the Current Base Rent at the increased rate set forth in the Increased Base Rent Notice. With the first monthly Base Rent payment due following the Increased Base Rent Notice, Tenant shall also pay the unpaid portion of the Current Base Rent for the period prior to such month.

Along with the Increased Base Rent Notice, Landlord shall also deliver to Tenant a Confirmation of Base Rent Memorandum (herein so called) in the form attached hereto as Exhibit “L” which Landlord and Tenant shall each promptly execute and deliver to the other.

On or before the twentieth (20 th) day of each month during the Term of this Lease, (i) Tenant shall furnish to Landlord a schedule of Gross Revenue from the Premises (excepting Retained Tenants Revenues) and what portion of such amounts are payable by Tenant to Landlord as Base Rent and Percentage Rent hereunder, and (ii) Landlord shall furnish to Tenant a schedule of Retained Tenant Revenues for

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Retained Tenants for the previous month to be credited against Base Rent and Percentage Rent otherwise payable by Tenant to Landlord hereunder.

On or before each January 31, April 30, July 31 and October 31 during the Term, Tenant shall pay to Landlord any Percentage Rent then due and owing to Landlord, after crediting Retained Tenant Revenues for the applicable period. Landlord shall use commercially reasonable efforts to collect all amounts payable by Retained Tenants pursuant to the terms of the Retained Leases to accordance with the terms and conditions of such Retained Leases (including without limitation using commercially reasonable efforts to collect any delinquent rents from Retained Tenants).

Each party, at its expense, shall have the right, within eighteen (18) months after receiving an accounting from the other party, to audit the other party’s books and records relating to such accounting. Such audit shall be conducted only during regular business hours of the audited party at the audited party’s office and only after the auditing party gives the audited party five (5) business days written notice. If within such eighteen (18)-month period a party does not give the other party written notice stating in reasonable detail any objection to such accounting, such party shall be deemed to have approved such accounting in all respects. Tenant shall have the right, within eighteen (18) months after the Commencement Date, to audit Landlord’s books and records relating to the Current Premises Income, the Base Building Operating Expenses, Base Taxes and Base MMR Operating Expenses. If within such eighteen (18)-month period, Tenant does not give Landlord written notice stating in reasonable detail any objection to the Current Premises Income, the Base Building Operating Expenses, Base Taxes and/or Base MMR Operating Expenses, Tenant shall be deemed to have approved the Current Premises Income, the Base Building Operating Expenses, Base Taxes and Base MMR Operating Expenses in all respects.

12. Building Rules and Regulations:

This term shall mean Landlord’s rules and regulations for the Building (the “Building Rules and Regulations”), as such Building Rules and Regulations may be amended from time to time by Landlord in Landlord’s sole and absolute discretion, subject to Section 6.3. The current version of the Building Rules and Regulations are available on the Internet at the following URL:

http://www.digitalrealtytrust.com/pdfs/buildingrulesandregulations.pdf

13. Conference Rooms:	As set forth in Section 17.20.

14. Premises Specifications:	As set forth on Exhibit “D”.

15. Landlord’s Address for Notices:	Digital – Bryan Street Partnership, LP c/o Digital Realty Trust, L.P. 2323 Bryan Street Suite 2350 Dallas, TX 75201 Attn: Property Manager Telefax No. (214) 855-1236	With copies to: Digital Realty Trust, L.P. 2323 Bryan Street Suite 2350 Dallas, TX 75201 Attn: Glenn Benoist Telefax No. (214)231-1345 And: Stutzman, Bromberg, Esserman &

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Plifka, A Professional Corporation 2323 Bryan Street, Suite 2200 Dallas, TX 75201 Attention: Christine M. Savage Telefax No. (214) 969-4999

16. Landlord’s Address for Payment of Rent:

ACH Payments:

Bank of America NT & SA

1850 Gateway Blvd.

Concord, CA 94520-3282

Routing Number: 121000358

Account Number: 1420436559

Account Name: Digital – Bryan Street Partnership, L.P.

Regarding/Reference: Tenant Acct/Invoice Number

Wire Payments:

Bank of America NT&SA

100 West 33rd. St.

New York, NY. 10001

Routing Number: 026009593

SWIFT: BOFAUS3N

Account Number: 1420436559

Account Name: Digital – Bryan Street Partnership, L.P.

Regarding/Reference: Tenant Acct/Invoice Number

Check Payments:

Digital – Bryan Street Partnership, L.P.

PO Box 849915

Dallas, TX 75284-9915

Overnight Address:

Bank of America Lockbox Services

Lockbox 849915

1401 Elm Street 5 th Fl.

Dallas, TX. 75202

Contact Information

Charissa Ha

Director of Cash Management

Digital Realty Trust

560 Mission Street, Suite 2900

San Francisco, CA 94104

P: (415) 738-6509

F: (415)738-6501

17. Land:	The land (“Land”) located at: 2323 Bryan Street, Dallas, Texas

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18. Building:	2323 Bryan Street: A twenty-six (26)-story building consisting of approximately 477,107 rentable square feet (the “Building”)

19. Landlord Group:	Landlord, DRT – Bryan Street, LLC, Digital Realty Trust, L.P., Digital Realty Trust, Inc., and their respective directors, officers, shareholders, members, employees, agents, constituent partners, affiliates, beneficiaries, trustees and representatives (the “Landlord Group”).

20. Meet-Me Room:	Suite 2440 (the “Meet-Me-Room”) of the Building located on the twenty-fourth (24th) floor of the Building containing 6,598 rentable square feet of area, as depicted on Exhibit “A” attached hereto.

21. Base Year:	Calendar year 2007 (“Base Year”).

22. Base MMR Operating Expenses:	The Actual MMR Operating Expenses for the Base Year (the “Base MMR Operating Expenses”).

23. Base Building Operating Expenses Rate:	The Actual Building Operating Expenses Rate for the Base Year (the “Base Building Operating Expenses Rate”)

This Master Lease shall consist of the foregoing Basic Lease Information, and the provisions of the Standard Lease Provisions (the “Standard Lease Provisions”) (consisting of Sections 1 through 17 which follow) and Exhibits “A” through “Q”, inclusive, all of which are incorporated herein by this reference as of the Effective Date. In the event of any conflict between the provisions of the Basic Lease Information and the provisions of the Standard Lease Provisions, the Standard Lease Provisions shall control. Any initially capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Standard Lease Provisions.

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STANDARD LEASE PROVISIONS

1. LEASE OF PREMISES.

1.1 Tenant Space. In consideration of the covenants and agreements to be performed by Tenant, and upon and subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant for the Term (defined in Section 2.1, below), (i) that certain space specified in Item 7(a) of the Basic Lease Information (the “Premises”), (ii) those certain conduit(s) or partial conduit(s) (“Conduit Space”) described in the Item 7(b) of the Basic Lease Information, and (iii) that certain ancillary space (the “Ancillary Space”) described in Item 7(c) of the Basic Lease Information. The Premises, the Conduit Space and the Ancillary Space shall be referred to herein collectively as the “Tenant Space.” Notwithstanding anything herein to the contrary, this Lease is subject to the rights of all tenants, licensees and other occupants of the Building under any lease, license or other agreement existing as of the Effective Date granting such parties rights with respect to the Tenant Space.

1.2 Condition of Tenant Space. Landlord hereby agrees that the systems reflected in the Premises Specifications attached hereto as Exhibit “D” (i) are and shall remain dedicated solely to the Premises, or (ii) in the case of shared system power, back-up power or HVAC systems, the kilowatts of power, kilowatts of back-up power, or tons of cooling specified on Exhibit “D” will be supplied to the Premises on a dedicated basis. Tenant has inspected the Tenant Space and accepts it in its “AS IS, WHERE IS” condition. Tenant acknowledges and agrees that (i) no representation or warranty (express or implied) has been made by Landlord as to the condition of the Property, the Building or the Tenant Space or their suitability or fitness for the conduct of Tenant’s Permitted Use, its business or for any other purpose and (ii) except as specifically set forth in this Lease, Landlord shall have no obligation to construct or install any improvements in or to make any other alterations or modifications to the Tenant Space. The taking of possession of the Tenant Space by Tenant shall conclusively establish that the Tenant Space and the Building were at such time in good order and clean condition. Notwithstanding the foregoing, the provisions of this Section 1.2 shall not operate to waive or modify Landlord’s obligation to provide the systems and capacities specified in the Premises Specifications.

1.3 Landlord’s Interconnection Facilities. Notwithstanding anything herein to the contrary, Landlord shall retain the right, at no charge, to own and maintain Landlord’s interconnect rack(s) in the location depicted on Exhibit “A”, and related conduit and fiber originating from areas of the Building outside the Premises leading to such interconnect rack (collectively, the “Landlord Interconnection Facilities”). For the avoidance of doubt, Landlord’s interconnect racks will be passive in nature, will be fiber connections for the most part, but will include some passive copper connections, and will be used for the purposes of connections between Landlord-managed datacenters in the Building and the Meet-Me Room. In addition, Landlord shall have the right (i) to grant existing and future tenants of the Building the right to use the Landlord Interconnection Facilities (and the right to receive income as a result of such grant), (ii) to expand or relocate the Landlord Interconnection Facilities pursuant to the terms and conditions of Exhibit “H” and (iii) the right to enter the Premises to perform Landlord’s obligations under Retained MMR Leases (defined on Exhibit “I”).

1.4 Quiet Enjoyment; Access. Subject to all of the terms and conditions of this Lease, Tenant shall quietly have, hold and enjoy the Tenant Space without hindrance from Landlord or any person or entity claiming by, through or under Landlord. Subject to the terms and conditions of this Lease (including, without limitation, the Building Rules and Regulations (defined in Section 6.2, below)) and Landlord’s Access Control Systems (defined in Section 7.1, below), Tenant shall have access to the Tenant Space twenty-four (24) hours per day, seven (7) days per week.

2. TERM.

2.1 Term. The term of this Lease, and Tenant’s obligation to pay Rent under this Lease, shall commence on the Effective Date and shall continue in effect for the period specified in Item 5 of the Basic Lease Information (the “Term”), unless this Lease is earlier terminated as provided herein.

2.2 Delivery of Tenant Space. Landlord shall deliver the Tenant Space to Tenant on the Effective Date in its “as is” condition. During the Term, Tenant shall have the right to use, maintain, repair, discard and replace any and all of Landlord’s persona) properly located or used in the Tenant Space, without obtaining the prior written consent of Landlord, but subject to the existing rights of Landlord under this Lease and of tenants under Existing MMR Leases.

2.3 Renewal Options.

2.3.1 Subject to and in accordance with the terms and conditions of this Section 2.3, Tenant shall have two (2) options (each, an “Renewal Option”) to extend the Term of this Lease with respect to the entire Tenant Space, each for an additional term of ten (10) years (collectively the “Renewal Terms”, each a “Renewal Term”), upon the same terms, conditions and provisions applicable to the then current Term of this Lease (except as provided otherwise herein). The Base Rent payable with respect to the Tenant Space for each Renewal Term (the “Option Rent”) shall be as set forth in Item 9 of the Basic Lease Information. Notwithstanding anything in this Lease to the contrary, any Permitted Transferee may exercise the Renewal Options granted hereunder.

2.3.2 Tenant may exercise each Renewal Option only by delivering to Landlord a written notice (an “Option Exercise Notice”) at least twelve (12) months prior to then applicable expiration date of the Term, which Option Exercise Notice shall specify that Tenant is irrevocably exercising its Renewal Option so as to extend the Term of this Lease by a Renewal Term on the terms set forth in this Section 2.3. In the event that Tenant shall duly exercise a Renewal Option, the Term shall be extended to include the applicable Renewal Term (and all references to the Term in this Lease shall be deemed to refer to the Term specified in Item 5 of the Basic Lease Information, plus all duly exercised Renewal Terms). In the event that Tenant shall fail to deliver an Option Exercise Notice within the applicable time period specified herein for the delivery thereof, time being of the essence, at the election of Landlord, Tenant shall be deemed to have forever waived and relinquished such Renewal Option, and any other options or rights to renew or extend the Term effective after the then applicable expiration date of the Term shall terminate and shall be of no further force or effect.

2.3.3 Tenant shall have the right to exercise any Renewal Option only with respect to the entire Tenant Space leased by Tenant (as opposed to only a portion of the Tenant Space) at the time that Tenant delivers an Option Exercise Notice. If Tenant duly exercises a Renewal Option, Landlord and Tenant shall execute an amendment reflecting such exercise. Notwithstanding anything to the contrary herein, any attempted exercise by Tenant of a Renewal Option shall, at the election of Landlord, be invalid, ineffective, and of no force or effect if, on the date on which Tenant delivers an Option Exercise Notice there shall be an uncured Event of Default by Tenant under this Lease.

2.3.4 Tenant’s rights under this Section 2.3 shall terminate if (i) this Lease or Tenant’s right to possession of the Premises is terminated, or (ii) Tenant fails to timely exercise its option under this Section 2.3, time being of the essence with respect to Tenant’s exercise thereof.

3. BASE RENT AND OTHER CHARGES.

3.1 Base Rent. Commencing on the Effective Date, Tenant shall pay to Landlord base rent (the “Base Rent”) for the Tenant Space in the amount set forth in Item 9 of the Basic Lease Information. All such Base Rent shall be paid to Landlord in monthly installments in advance on the first day of each and every month throughout the Term of this Lease. Tenant shall not pay any installment of Rent (defined in Section 3.5, below) more than one (1) month in advance.

3.2 Percentage Rent. In addition to the Base Rent, Tenant shall pay to Landlord as “Percentage Rent” the amount set forth in Item 10 of the Basic Lease Information and in accordance with Item 11 of the Basic Lease Information. Tenant shall keep a permanent, accurate set of books and records of all Gross Revenue. All such books and records shall be retained and preserved for at least eighteen (18) months after the end of the calendar year to which they relate, and shall be subject to inspection and audit by Landlord and its agents at the location where Tenant stores such records in the ordinary course of business at all reasonable times within such eighteen (18)-month period.

3.3 MMR Operating Expenses.

3.3.1 For purposes of this Paragraph 3.3, the following definitions and calculations shall apply:

(1) The term “MMR Operating Expenses” shall mean all expenses, costs and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, maintenance, repair, and replacement of the Premises and Dedicated Equipment (as defined in Section 8.1, below), determined on an accrual basis in accordance with generally accepted accounting principles. To the extent that any MMR Operating Expenses are attributable to the Dedicated Equipment and other equipment of Landlord, a fair and reasonable allocation of such MMR Operating Expenses shall be made between the Dedicated Equipment and such other equipment. In no event shall an amount included in MMR Operating Expenses be duplicated in Building Operating Expenses and vice versa.

(2) The term “MMR Operating Expenses” shall exclude (i) the costs set forth on Exhibit “E” and (ii) Building Operating Expenses (as defined in Section 3.4.1(1) below).

(3) The term “Base MMR Operating Expenses” shall mean the amount specified in Item 22 of the Basic Lease Information hereof.

(4) The term “Actual MMR Operating Expenses” shall mean, with respect to each calendar year during the Term, the actual MMR Operating Expenses for such year.

3.3.2 If the Actual MMR Operating Expenses during any calendar year are greater than the Base MMR Operating Expenses, Tenant shall be obligated to pay to Landlord as additional rental an amount equal to the amount by which Actual MMR Operating Expenses for such year exceed the Base MMR Operating Expenses in accordance with the provisions of Section 3.3.3 below. To implement the foregoing, Landlord shall provide to Tenant on or before June 15 (or as soon thereafter as reasonably possible) after the end of the calendar year in which the Effective Date occurs, a statement of the Actual MMR Operating Expenses for such calendar year and Tenant shall pay to Landlord, within thirty (30) days after Tenant’s receipt of such statement, an amount equal to the amount by which the Actual MMR Operating Expenses for such calendar year exceed the Base MMR Operating Expenses in accordance with the provisions of Section 3.3.3 below.

3.3.3 Beginning with the Effective Date (or as soon thereafter as reasonably possible), Landlord shall provide to Tenant a statement of the projected annual MMR Operating Expenses (the “Projected MMR Operating Expenses”). On the first day of each month following Tenant’s receipt of the Projected MMR Operating Expenses, Tenant shall pay to Landlord an amount (the “Projected MMR Operating Expenses Installment”) equal to one-twelfth (1/12) of the amount by which Projected MMR Operating Expenses for such calendar year exceed the Base MMR Operating Expenses. Until Tenant has received the statement of the Projected MMR Operating Expenses from Landlord for the current calendar year, Tenant shall continue to pay Projected MMR Operating Expenses Installments to Landlord in the same amount (if any) as required for the last month of the prior calendar year. Upon Tenant’s receipt of such statement of the Projected MMR Operating Expenses for the current calendar year, Tenant shall pay to Landlord, or Landlord shall pay to Tenant (whichever is appropriate), the difference between the amount paid by Tenant as Projected MMR Operating Expenses Installments prior to receiving such statement and the amount payable by Tenant therefor as set forth in such statement. Landlord shall provide Tenant a statement on or before June 15 (or as soon thereafter as reasonably possible) after the end of each calendar year, showing the Actual MMR Operating Expenses as compared to the Projected MMR Operating Expenses for the preceding calendar year. If Actual MMR Operating Expenses for such calendar year exceed the aggregate of the Projected MMR Operating Expenses Installments collected by Landlord from Tenant, Tenant shall pay to Landlord, within thirty (30) days following Tenant’s receipt of such statement, the amount of such excess. If Actual MMR Operating Expenses for such calendar year are less than the aggregate of the Projected MMR Operating Expenses Installments collected by Landlord from Tenant, Landlord shall pay to Tenant, within thirty (30) days following Tenant’s receipt of such statement, the amount of such excess (or, alternatively, Tenant may elect to credit such amount against amounts due and payable by Tenant under this Lease). Landlord shall have the right from time to time during each calendar year to revise the Projected MMR Operating Expenses and provide Tenant with a revised statement thereof, and thereafter Tenant shall pay Projected MMR Operating Expenses Installments on the basis of the revised statement. If the Effective Date is not the first day of a calendar year, or the expiration or termination date of this Lease is not the last day of a calendar year, then Actual MMR Operating Expenses shall be prorated on a daily basis. The foregoing adjustment provisions shall survive the expiration or termination of the Term.

3.3.4 Landlord agrees to keep books and records reflecting the MMR Operating Expenses in accordance with generally accepted accounting principles. Tenant, at its expense, shall have the right, (i) within eighteen (18) months after receiving Landlord’s statement (the “MMR Operating Expenses Statement”) of Actual MMR Operating Expenses for a particular year, to audit Landlord’s books and records relating to the MMR Operating Expenses for such year if the Actual MMR Operating Expenses exceed the Base MMR Operating Expenses, and (ii) within the first eighteen (18) months following the Commencement Date to audit Landlord’s book and records relating to the Base MMR Operating Expenses. If requested by Tenant, Landlord shall provide Tenant with any audit of the MMR Operating Expenses for such period which has been prepared by a certified public accountant on Landlord’s behalf, or Tenant may elect to conduct such audit. If conducted by Tenant, such audit shall be conducted only during regular business hours at Landlord’s office and only after Tenant gives Landlord fourteen (14) days’ prior written notice. Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days after the receipt of a final copy thereof by Tenant. No audit shall be conducted at any time that Tenant is in monetary default of any terms of this Lease; provided, however, if Tenant disputes any MMR Operating Expenses set forth in the MMR Operating Expenses Statement which results in a monetary default under this Lease, then Tenant may elect to fund the disputed amount into an escrow account established by Landlord and Tenant in good faith pursuant to a mutually acceptable escrow arrangement. Upon the payment of such disputed amount into such escrow account, Tenant may conduct an audit of MMR Operating Expenses and/or Base MMR Operating Expenses pursuant to the terms and conditions of this Section. No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Tenant Space. Such audit must be conducted by an independent accounting firm that is not being compensated by Tenant on a contingency fee basis. All information obtained through Tenant’s audit with respect to financial matters (including, without limitation, costs, expenses, income) and any other matters pertaining to Landlord and/or the Property as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit shall be held in strict confidence by Tenant and its officers, agents, and employees; and Tenant shall cause its auditor and any of its officers, agents, and employees to be similarly bound. As a condition precedent to Tenant’s performance of any audit, Tenant must deliver to Landlord a signed covenant from the auditor in a form reasonably satisfactory to Landlord acknowledging that all of the results of such audit as well as any compromise, settlement, or adjustment reached between Landlord and Tenant shall be held in strict confidence and shall not be revealed in any manner to any person except (i) upon the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, or (ii) otherwise, if required pursuant to any litigation between Landlord and Tenant related to the facts disclosed by such audit or if required by law. If within such eighteen (18)-month period Tenant does not give Landlord written notice stating in reasonable detail any objection to the statement of Actual MMR Operating Expenses or the Base MMR Operating Expenses, as the case may be, Tenant shall be deemed to have approved such statement in all respects.

3.3.5 For the avoidance of doubt, it is the intent of the parties that this Section 3.3 represents a mechanism only for Landlord’s cost recovery with regard to MMR Operating Expenses, and that there is no intent for Tenant’s payment of MMR Operating Expenses to include any element of profit to Landlord in connection therewith.

3.4 Building Operating Expenses and Taxes.

3.4.1 For purposes of this Paragraph 3.4, the following definitions and calculations shall apply:

(1) The term “Building Operating Expenses” shall mean all expenses, costs and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, maintenance, repair, replacement, protection and security of the Property, determined on an accrual basis in accordance with generally accepted accounting principles, including, without limitation, the following:

(i) Salaries and wages of all employees (general manager and below) engaged in the operation, maintenance and security of the Property, including taxes, insurance and benefits (including pension, retirement and fringe benefits) relating thereto; provided, however, that such costs of employees who do not devote 100% of their time to the Building shall be prorated to reflect the amount of time devoted to the Building and unbudgeted employee bonuses and unbudgeted performance incentives shall be excluded;

(ii) Cost of all supplies and materials used in the operation, maintenance and security of the Property, without mark-up;

(iii) Cost of all water and sewage service supplied to the Property;

(iv) Cost of all maintenance and service agreements for the Property and the equipment therein, including, without limitation, alarm service, parking facilities, security (both on-site and off-site), janitorial service to the common area of the Building, landscaping, fire protection, sprinklers, window cleaning and elevator maintenance;

(v) Cost of all insurance relating to the Property, including the cost of casualty, rental and liability insurance to the extent applicable to the Property and Landlord’s personal property used in connection therewith;

(vi) Cost of repairs and general maintenance, including, without limitation, reasonable depreciation charges applicable to all equipment used in repairing and maintaining the Property, but specifically excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or by other tenants or third parties;

(vii) Cost of capital improvement items, including installation thereof, which are acquired primarily for the purpose of reducing Building Operating Expenses;

(viii) Reasonable management fees paid by Landlord to third parties or to management companies owned by, or management divisions of, Landlord, not to exceed the then prevailing market rate for the management of high quality class A office buildings comparable to the Property;

(ix) Cost of electricity (at Landlord’s actual out-of-pocket costs, without mark-up or surcharge) related to the common areas of the Property; and

(x) Taxes.

To the extent that any Building Operating Expenses are attributable to the Property and other projects of Landlord, a fair and reasonable allocation of such Building Operating Expenses shall be made between the Property and such other projects.

(2) The term “Building Operating Expenses” shall exclude (i) the costs set forth on Exhibit “E” and (ii) MMR Operating Expenses (as defined in Section 3.3.1(1) above).

(3) The term “Base Building Operating Expenses Rate” shall mean the rate specified in Item 23 of the Basic Lease Information.

(4) The term “Actual Building Operating Expenses” shall mean, with respect to each calendar year during the Term, the actual Building Operating Expenses for such year. The term “Actual Building Operating Expenses Rate” shall mean, with respect to each calendar year during the Term, the Actual Building Operating Expenses attributable to each square foot of rentable area in the Building, and shall be calculated by dividing the Actual Building Operating Expenses by the total number of rentable square feet in the Building. The term “Tenant’s Proportionate Share of Actual Building Operating Expenses” shall mean, with respect to each calendar year during the Term, an amount equal to the product of (i) the amount by which the Actual Building Operating Expenses Rate for such year exceeds (if at all) the Base Building Operating Expenses Rate, multiplied by (ii) the number of rentable square feet in the Premises in such year.

(5) The term “Taxes” shall mean all taxes, assessments and governmental charges (foreseen or unforeseen, general or special, ordinary or extraordinary) whether federal, state, county or municipal and whether levied by taxing districts or authorities presently taxing the Property or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Property or its operation, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments or other charges herein defined; provided, however, Taxes shall not include taxes paid by tenants of the Property as a separate charge on the value of their leasehold improvements, death taxes, excess profits taxes, franchise taxes and state and federal income taxes, except to the extent imposed in substitution for or in lieu of all or any portion of Taxes.

3.4.2 If the Actual Building Operating Expenses Rate during any calendar year is greater than the Base Building Operating Expenses Rate, Tenant shall be obligated to pay to Landlord as additional rental an amount equal to Tenant’s Proportionate Share of Actual Building Operating Expenses in accordance with the provisions of Section 3.4.3 below. To implement the foregoing, Landlord shall provide to Tenant on or before June 15 (or as soon thereafter as reasonably possible) after the end of the calendar year in which the Effective Date occurs, a statement of the Actual Building Operating Expenses for such calendar year, the Actual Building Operating Expenses Rate for such calendar year, and Tenant’s Proportionate Share of Actual Building Operating Expenses for such calendar year. If the Actual Building Operating Expenses Rate for such calendar year exceeds the Base Building Operating Expenses Rate, Tenant shall pay to Landlord, within thirty (30) days after Tenant’s receipt of such statement, an amount equal to Tenant’s Proportionate Share of Actual Building Operating Expenses for such calendar year.

3.4.3. Beginning with the Effective Date (or as soon thereafter as reasonably possible), Landlord shall provide to Tenant a statement of the projected annual Building Operating Expenses per square foot of rentable area in the Property (the “Projected Building Operating Expenses Rate”). The Projected Building Operating Expenses Rate provided to Tenant under this Lease shall not be greater than the projected Building operating expenses rate provided by Landlord to other tenants of the Building. Tenant shall pay to Landlord on the first day of each month an amount (the “Projected Building Operating Expenses Installment”) equal to one-twelfth (1/12) of the product of (i) the amount by which the Projected Building Operating Expenses Rate for such calendar year exceeds (if at all) the Base Building Operating Expenses Rate, multiplied by (ii) the number of rentable square feet in the Tenant Space on the first day of the prior month. Until Tenant has received the statement of the Projected Building Operating Expenses Rate from Landlord, Tenant shall continue to pay Projected Building Operating Expenses Installments to Landlord in the same amount (if any) as required for the last month of the prior calendar year. Upon Tenant’s receipt of such statement of the Projected Building Operating Expenses Rate, Tenant shall pay to Landlord, or Landlord shall pay to Tenant (whichever is appropriate), the difference between the amount paid by Tenant as Projected Building Operating Expenses Installments prior to receiving such statement and the amount payable by Tenant therefor as set forth in such statement. Landlord shall provide Tenant a statement on or before June 15 (or as soon thereafter as reasonably possible) after the end of each calendar year, showing the Actual Building Operating Expenses Rate as compared to the Projected Building Operating Expenses Rate for such calendar year. If Tenant’s Proportionate Share of Actual

Building Operating Expenses for such calendar year exceeds the aggregate of the Projected Building Operating Expenses Installments collected by Landlord from Tenant, Tenant shall pay to Landlord, within thirty (30) days following Tenant’s receipt of such statement, the amount of such excess. If Tenant’s Proportionate Share of Actual Building Operating Expenses for such calendar year is less than the aggregate of the Projected Building Operating Expenses Installments collected by Landlord from Tenant, Landlord shall pay to Tenant, within thirty (30) days following Tenant’s receipt of such statement, the amount of such excess (or, alternatively, Tenant may elect to credit such amount against amounts due and payable under this Lease). Landlord shall have the right from time to time during each calendar year to revise the Projected Building Operating Expenses Rate and provide Tenant with a revised statement thereof, and thereafter Tenant shall pay Projected Building Operating Expenses Installments on the basis of the revised statement. If the Effective Date is not the first day of a calendar year, or the expiration or termination date of this Lease is not the last day of a calendar year, then Tenant’s Proportionate Share of Actual Building Operating Expenses shall be prorated on a daily basis. The foregoing adjustment provisions shall survive the expiration or termination of the Term.

3.4.4 Notwithstanding any other provision herein to the contrary, it is agreed that if the Building is not ninety-five percent (95%) or more occupied during any calendar year an adjustment shall be made in computing the Actual Building Operating Expenses for such year so that the Actual Building Operating Expenses are computed as though the Building had been ninety-five percent (95%) occupied during such year.

3.4.5 Landlord agrees to keep books and records reflecting the Building Operating Expenses of the Property in accordance with generally accepted accounting principles. Tenant, at its expense, shall have the right (i) within eighteen (18) months after receiving Landlord’s statement (the “Building Operating Expenses Statement”) of Actual Building Operating Expenses for a particular year, to audit Landlord’s books and records relating to the Building Operating Expenses for such year if the Actual Building Operating Expenses Rate exceeds the Base Building Operating Expenses Rate, and (ii) within the first eighteen (18) months following the Commencement Date to audit Landlord’s books and records relating to the Base Building Operating Expenses. If requested by Tenant, Landlord shall provide Tenant with any audit of the Building Operating Expenses and/or Base Building Operating Expenses for such period which has been prepared by a certified public accountant on Landlord’s behalf, or Tenant may elect to conduct such audit. If conducted by Tenant, such audit shall be conducted only during regular business hours at Landlord’s office and only after Tenant gives Landlord fourteen (14) days’ prior written notice. Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days after the receipt of a final copy thereof by Tenant. No audit shall be conducted at any time that Tenant is in monetary default of any terms of this Lease; provided, however, if Tenant disputes any Building Operating Expenses set forth on the Building Operating Expenses Statement which results in a monetary default under this Lease, then Tenant may elect to fund the disputed amount into an escrow account established by Landlord and Tenant in good faith pursuant to a mutually acceptable escrow arrangement. Upon the payment of such disputed amount into such escrow account, Tenant may conduct an audit of Building Operating Expenses and/or Base Building Operating Expenses pursuant to the terms and conditions of this Section. No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Tenant Space. Such audit must be conducted by an independent accounting firm that is not being compensated by Tenant on a contingency fee basis. All information obtained through Tenant’s audit with respect to financial matters (including, without limitation, costs, expenses, income) and any other matters pertaining to Landlord and/or the Property as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit shall be held in strict confidence by Tenant and its officers, agents, and employees; and Tenant shall cause its auditor and any of its officers, agents, and employees to be similarly bound. As a condition precedent to Tenant’s performance of any audit, Tenant must deliver to Landlord a signed covenant from the auditor in a form reasonably satisfactory to Landlord acknowledging that all of the results of such audit as well as any compromise, settlement, or adjustment reached between Landlord and Tenant shall be held in strict confidence and shall not be revealed in any manner to any person except (i) upon the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, or (ii) otherwise, if required pursuant to any litigation between Landlord and Tenant related to the facts disclosed by such audit or if required by law. If within such eighteen (18)-month period Tenant does not give Landlord written notice stating in reasonable detail any objection to the statement of Actual Building Operating Expenses or the Base Building Operating Expenses, as the case may be, Tenant shall be deemed to have approved such statement in all respects.

3.4.6 For the avoidance of doubt, it is the intent of the parties that this Section 3.4 represents a mechanism only for Landlord’s cost recovery with regard to Building Operating Expenses, and that there is no intent for Tenant’s payment of Building Operating Expenses to include any element of profit to Landlord in connection therewith.

3.5 Payments Generally. Base Rent, all forms of Additional Rent (defined in this Section 3.5, below) payable hereunder by Tenant and all other amounts, fees, payments or charges payable hereunder by Tenant shall (i) each constitute rent payable hereunder (and shall sometimes collectively be referred to herein as “Rent”), (ii) be payable to Landlord when due without any prior notice or demand therefor in lawful money of the United States without any abatement, offset or deduction whatsoever (except as specifically provided otherwise herein), and (iii) be payable to Landlord at the address of Landlord specified in Item 16 of the Basic Lease Information (or to such other person or to such other place as Landlord may from time to time designate in writing to Tenant). No receipt of money by Landlord from Tenant after the termination of this Lease, the service of any notice, the commencement of any suit, or a final judgment for possession shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand, suit or judgment. No partial payment by Tenant shall be deemed to be other than on account of the full amount otherwise due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord shall be entitled to accept such payment without compromise or prejudice to any of the rights of Landlord hereunder or under any Applicable Laws (defined in Section 6.4.1, below). In the event that the Effective Date or the Expiration Date (or the date of any earlier termination of this Lease) falls on a date other than the first or last day of a calendar month, respectively, the Rent payable for such partial calendar month shall be calculated on a per diem basis determined by dividing such Rent by the number thirty (30) and multiplying such amount by the number of days remaining in such calendar month. For purposes of this Lease, all amounts (other than Base Rent) payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such, shall constitute “Additional Rent.”

3.6 Late Payments. Tenant hereby acknowledges and agrees that the late payment by Tenant to Landlord of Base Rent or Additional Rent (or any other any sums due hereunder) will cause Landlord to incur administrative costs not contemplated under this Lease and other damages, the exact amount of which would be extremely difficult or impractical to fix. Landlord and Tenant agree that if Landlord does not receive any such payment on or before the date that is five (5) business days after the date on which such payment is due (a “Late Charge Delinquency”), Tenant shall pay to Landlord, as Additional Rent, a late charge (“Late Charge”) equal to five percent (5%) of the amount overdue to cover such additional administrative costs and damages. Notwithstanding the foregoing, Landlord agrees to waive the Late Charge for two (2) late payments hereunder during any consecutive twelve (12) calendar month period during the Term provided such late payment is paid in full within five (5) business days after delivery of written notice of such delinquency. Landlord’s acceptance of any Late Charge pursuant to this Section 3.6, shall not be deemed to constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder or under any Applicable Laws.

3.7 Electrical Power. Tenant shall pay for all electricity provided to and/or used in the Tenant Space. An electrical metering device (or electrical metering devices) (collectively, the “Electrical Metering Equipment”) compatible with Landlord’s energy management system for monitoring electricity provided to and/or used in the Tenant Space shall be installed by Landlord prior to the Effective Date at Landlord’s sole cost and expense (without reimbursement by Tenant). Landlord shall bill Tenant monthly for the actual cost to Landlord, without mark-up or surcharge, of all electricity provided to and/or used in the Tenant Space based upon actual measurements of the Electrical Metering Equipment (the “Power Payment”). Tenant shall pay the Power Payment to Landlord, as Additional Rent, within thirty (30) days of delivery of such Power Payment invoice.

4. TAX ON TENANT’S EQUIPMENT; OTHER TAXES.

4.1 Equipment Taxes. Tenant shall be liable for and shall pay before delinquency (and Tenant hereby indemnifies and holds Landlord harmless from and against any Claims (defined in Section 14.2, below) arising out of, in connection with, or in any manner related to, all governmental fees, taxes, tariffs and other charges levied directly or indirectly against any personal property, fixtures, machinery, equipment, apparatus, systems, connections, interconnections and appurtenances owned by Tenant (or its subtenants and licensees) located in or used by Tenant in or in connection with the Tenant Space. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property, and if Landlord elects to pay the same, Tenant shall pay to Landlord as Additional Rent, within thirty (30) days of Landlord’s demand therefor, that part of such taxes for which Tenant is liable hereunder after Landlord provides Tenant with reasonable documentation evidencing such taxes.

4.2 Additional Taxes. Tenant shall pay to Landlord, as Additional Rent and within thirty (30) days of Landlord’s demand therefor, and in such manner and at such times as Landlord shall direct from time to time by written notice to Tenant, any excise, sales, privilege or other tax, assessment or other charge (other than income or franchise taxes) imposed, assessed or levied by any governmental or quasi-governmental authority or agency upon Landlord on account of (i) the Rent (and other amounts) payable by Tenant hereunder (or any other benefit received by Landlord hereunder), including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority, (ii) this Lease, Landlord’s business as a lessor hereunder, and the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Tenant Space (including, without limitation, any applicable possessory interest taxes), (iii) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Tenant Space, or (iv) otherwise in respect of or as a result of the agreement or relationship of Landlord and Tenant hereunder; provided, however, that the foregoing taxes shall not include taxes paid by Tenant or other tenants of the Property as a separate charge on the value of their leasehold improvements, death taxes, excess profits taxes, franchise taxes and state and federal income taxes, except to the extent imposed in substitution for or in lieu of all or any portion of such taxes.

5. GUARANTY. The payment and performance of the Rent, the Additional Rent and the other liabilities and obligations of Tenant hereunder are guaranteed by Guarantor (defined in Item 3 of the Basic Lease Provisions) under the Guaranty in the form attached hereto as Exhibit “F”.

6. USE; SERVICES TO BE PROVIDED BY TENANT.

6.1 Permitted Use. Tenant shall use the Tenant Space only for the purpose (the “Permitted Use”) of the operation of a meet-me room and the provision of MMR Services to MMR Subtenants and ancillary office and administrative purposes of Tenant (but not any MMR Subtenant), and for no other purpose. Notwithstanding anything in this Lease to the contrary, Tenant may not permit an MMR Subtenant (other than Existing Tenants or Retained Tenants) to occupy more than 200 usable square feet of the Tenant Space without Landlord’s prior written approval, which approval may be withheld in Landlord’s sole discretion; provided, however, that Tenant shall not be in violation of this restriction if Tenant enters into more than one MMR Sublease covering more than 200 usable square feet in the aggregate with the same MMR Subtenant within the Premises to accommodate growth or expansion of such MMR Subtenant in the ordinary course after execution of its initial MMR Sublease provided that each individual MMR Sublease with such MMR Subtenant does not exceed 200 usable square feet and does not contain an expansion option.

6.2 Services to be Provided by Tenant; Tenant Standard of Operation. Tenant shall be responsible for providing all tenant improvements and leasing commissions (but excluding any outstanding commissions for Existing MMR Leases) with respect to all tenants of the Tenant Space (except Retained MMR Tenants) and providing (to the extent not existing on the Effective Date) and maintaining all required MMR Services for each user of any portion of the Tenant Space (including, without limitation, preparation of MMR Subleases, service, support and billing and collection of amounts due); provided, however, existing agreements between Landlord and current users of any portion of the Tenant Space which are not assigned to Tenant pursuant to Section 10.7 below will continue to be billed by Landlord to such users, and amounts collected by Landlord from such users will be credited against Tenant’s monetary obligations under this Lease pursuant to Item 11 of the Basic Lease Information. Tenant covenants and agrees to lease and operate the Tenant Space in accordance with the Tenant Standard of Operation throughout the Term of this Lease and to provide MMR Services to MMR Subtenants and Retained MMR Tenants in a non-discriminatory manner. At Landlord’s request, Tenant will provide copper handoffs of circuits for Landlord’s datacenter premises in the Building at Tenant’s initial expense. In such event, Landlord agrees to pay Tenant a reasonable market monthly charge therefor, or Landlord may elect to have Landlord’s customer contract directly with Tenant for such service at a reasonable market monthly charge.

6.3 Building Rules and Regulations. Tenant’s Permitted Use shall be subject to, and Tenant, and Tenant’s licensees and subtenants and their respective employees, agents and invitees shall comply fully with all requirements of, the Building Rules and Regulations. Landlord shall at all times have the right to change such rules and regulations or to amend or supplement them in such manner as may be deemed (by Landlord in the exercise of its sole but good faith discretion) advisable for the safety, care and cleanliness of the Tenant Space, the Building and the Property and for preservation of good order therein, all of which Building Rules and Regulations, as changed, amended, and/or supplemented from time to time, shall be fully carried out and strictly observed by Tenant. Tenant shall further be responsible for the compliance with such Building Rules and Regulations (as the same may be changed, amended and/or supplemented from time to time as provided in this Section 6.3) by Tenant’s licensees and subtenants and their respective employees, agents and invitees. Landlord shall apply the Building Rules and Regulations uniformly to the tenants of the Building. Notwithstanding the foregoing, (i) in the event of a conflict between the Building Rules and Regulations and this Lease, the provisions of this Lease shall prevail and (ii) the Building Rules and Regulations (and any revisions thereto) shall not materially adversely affect any of Tenant’s rights under this Lease or the business operations of the users and occupants of the Tenant Space.

6.4 Compliance with Laws; Hazardous Materials.

6.4.1 Compliance with Laws. Except as otherwise expressly provided in Section 8.1, Tenant, at Tenant’s sole cost and expense, shall timely take all action required to cause the Tenant Space to comply in all respects with all laws, ordinances, building codes, rules, regulations, orders and directives of any governmental authority having jurisdiction (including without limitation any certificate of occupancy), and all covenants, conditions and restrictions affecting the Property now or in the future applicable to the Tenant Space (collectively, “Applicable Laws”) and with all rules, orders, regulations and requirements of any applicable fire rating bureau or other organization performing a similar function. Tenant shall not use the Tenant Space, or permit the Tenant Space to be used, in any manner, or do or suffer any act in or about the Tenant Space which: (i) violates or conflicts with any Applicable Law; (ii) causes or is reasonably likely to cause damage to the Property, the Building, the Tenant Space or the Building and/or Property systems and equipment, including, without limitation, all fire/life safety, electrical, HVAC, plumbing or sprinkler, access control (including, without limitation, Landlord’s Access Control Systems), mechanical, telecommunications, elevator and escalator systems and equipment (collectively, the “Building Systems”); (iii) will invalidate or otherwise violates a requirement or condition of any fire, extended coverage or any other insurance policy covering the Property, the Building, and/or the Tenant Space, or the property located therein, or will increase the cost of any of the same (unless, at Landlord’s election, Landlord permits an activity which will cause an increase in any such insurance rates on the condition that Tenant shall agree in writing to pay any such increase to Landlord immediately upon demand as Additional Rent); (iv) constitutes or is reasonably likely to constitute a nuisance, annoyance or inconvenience to other tenants or occupants of the Building or the Property, or any equipment, facilities or systems of any such Tenant; (v) interferes with, or is reasonably likely to interfere with, the transmission or reception of microwave, television, radio, telephone, or other communication signals by antennae or other facilities located at the Property; (vi) amounts to (or results in) the commission of waste in the Tenant Space, the Building or the Property; (vii) violates the Building Rules and Regulations (as the same may be enacted or amended in accordance with the provisions of this Lease); or (viii) other than the Permitted Use. Tenant shall be responsible for any losses, costs or damages in the event that unauthorized parties gain access to the Tenant Space or the Building through access cards, keys or other access devices provided to Tenant by Landlord.

Tenant shall promptly upon demand reimburse Landlord as additional rent for any additional premium charged for any insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 6.4. Landlord hereby represents and warrants that to the best of Landlord’s actual knowledge, without any independent inquiry or investigation, the Premises are in compliance with all applicable federal, state, county and municipal laws, orders and regulations having jurisdiction and all regulations of any board of fire underwriters having jurisdiction. As used herein, the phrase “Landlord’s actual knowledge” or similar phrase shall mean the actual current knowledge as of the date of this Lease of (i) Christopher Crosby, Senior Vice President of Digital Realty Trust, Inc., (ii) James R. Trout, Senior Vice President of Digital Realty Trust, Inc., (iii) the Building’s general manager, and (iv) the Building’s chief engineer.

6.4.2 Hazardous Materials. No Hazardous Materials (defined below) shall be Handled (defined below) upon, about, in, at, above or beneath the Tenant Space or any portion of the Building or the Property by or on behalf of Tenant, its Transferees (defined in Section 10.1, below), MMR Subtenants or their respective contractors, clients, officers, directors, employees, representatives, licensees, agents, or invitees (the “Tenant Parties”). Notwithstanding the foregoing, normal quantities of those Hazardous Materials customarily used in the conduct of the Permitted Use (including without limitation batteries and equipment for back-up power) may be used at the Tenant Space without Landlord’s prior written consent, but only in compliance with all applicable Environmental Laws (defined below) and only in a manner consistent with Institutional Owner Practices (defined in Section 8.3, below). “Environmental Laws” shall mean and include all now and hereafter existing Applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment. “Hazardous Materials” shall mean and include: (1) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB’s); (iv) asbestos, asbestos-containing materials or presumed asbestos-containing materials (collectively, “ACM”); (v) which is radioactive; (vi) which is infectious; or (2) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, and are defined, or become defined by any Environmental Law. “Handle,” “Handled,” or “Handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials. Landlord hereby represents and warrants that to the best of Landlord’s actual knowledge (as defined in Section 6.4.1.), without any independent inquiry or investigation, the Premises do not contain any Hazardous Materials at levels or in conditions that are in violation of applicable Environmental Laws.

6.4.3 Structural Load. Tenant shall not place a load upon the Premises exceeding the number of pounds of live load per square foot specified in Exhibit “K”. Any cabinets, cages or partitions installed by Tenant shall be included in the calculation of the live load.

7. SERVICES TO BE PROVIDED BY LANDLORD.

7.1 Services to be Provided by Landlord. Landlord shall furnish to the common areas of the Building the following services during the Term:

(1) Air conditioning and heating in season, Monday through Friday from 8:00 a.m. to 6:00 p.m., and on Saturday from 9:00 a.m. to 1:00 p.m., at such temperatures and in such amounts as are considered by Landlord to be standard.

(2) Water at those points of supply provided for general use.

(3) Elevators for ingress to and egress from the Building as may in the judgment of Landlord be reasonably required. Landlord may reasonably limit the number of elevators in operation after usual and customary business hours and on Saturday afternoons, Sundays and legal holidays, but at all times at least one (1) elevator in the Building shall be in operation.

(4) Replacement of fluorescent lamps and incandescent bulb replacement in all public areas.

(5) The operation of a check-in desk at the Building’s main entrance twenty-four (24) hours per day, seven (7) days per week, access control to the Premises from the common area hallway, and video surveillance cameras located inside the Premises (collectively, “Landlord’s Access Control Systems”). Landlord disclaims any and all other responsibility or, obligation to provide additional access control (or any security) to the Building, the Tenant Space, or any portion of any of the above. Landlord reserves the right, to be exercised by Landlord in its sole and absolute discretion, but without assuming any duty, to institute additional access control measures in order to further control and regulate access to the Building or any part thereof. Landlord shall not, under any circumstances, be responsible for providing or supplying security services to the Tenant Space or any part of the Building in excess of the Landlord’s Access Control Systems expressly set forth in this Section 7.1 (and Landlord shall not under any circumstances be deemed to have agreed to provide any services in excess of the above specified Landlord’s Access Control Systems). Tenant may install, at its sole cost and expense, its own security system for the Tenant Space.

(6) Property management services.

7.2 Electricity. Landlord shall furnish electricity to the Tenant Space in accordance with the Premises Specifications. In the event that Tenant shall require and Landlord shall deliver to the Tenant Space electricity in excess of that which Landlord is to provide in accordance with the Premises Specifications, Tenant shall pay to Landlord as Additional Rent, upon demand, Landlord’s then prevailing charge for provision of additional electrical power to tenant spaces in the Building. The obligation of Landlord to provide electricity to the Tenant Space shall be subject to the rules and regulations of the supplier of such electricity and of any governmental authorities regulating providers of electricity. Subject to Landlord’s reasonable approval and Tenant’s compliance with Section 8.3 below, Tenant may install, at Tenant’s sole cost and expense, additional emergency, supplemental or back-up power systems (“Additional Back-Up Power”) for use in the Tenant Space. If the installation of Additional Back-Up Power requires an expansion of the Ancillary Space, Tenant shall pay to Landlord Landlord’s then Building-standard charge for such additional Ancillary Space.

7.3 Interruption of Services. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense of any type which Tenant may sustain or incur if the quantity or character of the electric service is changed, is no longer available, or is no longer suitable for Tenant’s requirements. No interruption or malfunction of any electrical or other service (including, without limitation, heating ventilation and air conditioning “HVAC”) to the Tenant Space (or to any other portion of the Building or Property) shall, in any event, (i) constitute an eviction or disturbance of Tenant’s use and possession of the Tenant Space, (ii) constitute a breach by Landlord of any of Landlord’s obligations under this Lease, (iii) render Landlord liable for damages of any type or entitle Tenant to be relieved from any of Tenant’s obligations under this Lease (including the obligation to pay Base Rent, Additional Rent, or other charges), (iv) grant Tenant any right of setoff or recoupment, (v) provide Tenant with any right to terminate this Lease, or (vi) make Landlord liable for any injury to or interference with Tenant’s business or any punitive, incidental or consequential damages (of any type), whether foreseeable or not, whether arising from or relating to the making of or failure to make any repairs, alterations or improvements, or whether arising from or related to the provision of or failure to provide for or to restore any service in or to any portion of the Property, the Building or the Tenant Space. In the event of any interruption, however, Landlord shall employ commercially reasonable efforts to restore such service or cause the same to be restored in any circumstances in which such restoration is within the reasonable control of Landlord, and to the extent the interruption at issue was caused by any action of Tenant, such restoration shall be performed at Tenant’s expense. Notwithstanding the foregoing, if such interruption was not caused by Tenant or Tenant’s employees, agents, invitees or contractors and Tenant and/or its licensees or subtenants are prevented from making reasonable use of the Tenant Space because of the unavailability of any such service, Tenant shall, as its exclusive remedy therefor, be entitled to an abatement of one days’ Base Rent, MMR Operating Expenses and Tenant’s Proportionate Share of Actual Building Operating Expenses for each day (or part thereof) that Tenant is so prevented from making reasonable use of the Tenant Space. For example, if such interruption continues for 1 minute, one day’s Base Rent shall be abated; if such interruption continues for a consecutive period of one day and 3 minutes, two days’ Base Rent, MMR Operating Expenses and Tenant’s Proportionate Share of Actual Building Operating Expenses shall be abated. The maximum rent abatement for any single day regardless of the number or length of interruptions in such day shall not exceed one day’s Base Rent, MMR Operating Expenses and Tenant’s Proportionate Share of Actual Building Operating Expenses. For example, if such interruption occurs for 53 minutes, service is restored but such interruption occurs again within the same day, the rent abatement for such day shall be one day’s Base Rent, MMR Operating Expenses and Tenant’s Proportionate Share of Actual Building Operating Expenses.

8. MAINTENANCE; ALTERATIONS.

8.1 Landlord Maintenance. Except as otherwise expressly provided in this Section 8.1, Landlord shall have no repair and maintenance obligations in connection with the Tenant Space. Landlord shall repair and maintain in good condition, repair and working order (i) the heating, air conditioning and ventilation system (“HVAC”), and the systems dedicated to the Premises, including, but not limited to the systems more particularly described in Premises Specifications shown on Exhibit “D” (collectively, the “Dedicated Equipment”), (ii) floors and walls, foundation, exterior walls and roof of the Building; (iii) the public and other common areas within the Building; (iv) Landlord’s Access Control Systems; and (iv) the equipment providing the services described in Section 7,1 (collectively, “Landlord Repair Obligations”), Landlord shall use commercially reasonable efforts to (i) maintain the Meel-Me Room temperature within the range specified in Item 4(a) of Exhibit “K” and (ii) maintain the Meet-Me Room relative humidity within the range specified in Item 4(b) of Exhibit “K”. In the event Landlord fails to perform the Landlord Repair Obligations, Tenant shall give notice to Landlord of the nature of such repair needs and Landlord shall commence such repairs within ten (10) days (or in the case of an emergency, twenty-four (24) hours) following receipt of such written notice; and Landlord shall not be responsible in any way for failure to make any repairs unless Landlord fails to commence the repairs within such time periods and/or to diligently pursue the completion thereof. Landlord shall provide Tenant with Landlord’s current preventative maintenance schedule and will use commercially reasonable efforts to give Tenant notice of any material changes in such schedule as far in advance as is reasonably required by Tenant. Although Landlord will use reasonable efforts to substantially adhere to the maintenance schedule provided to Tenant, Tenant acknowledges that Landlord may deviate from such schedule. During the Term, Tenant shall have the right to confirm Landlord’s compliance with Landlord’s maintenance schedule by inspecting Landlord’s books and records with respect thereto (“Books and Records”), interviewing Landlord’s relevant employees or contractors, and visually inspecting the related equipment (collectively, “Tenant’s Maintenance Inspection”), but in no event more frequently than twice in a twelve(12)-month period during the Term, unless a prior inspection during the previous twelve (12)-month period shall have revealed a failure of Landlord to comply with such schedules. Tenant shall exercise the foregoing right by delivering prior written notice (“Tenant’s Inspection Notice”) to Landlord of Tenant’s intent to perform Tenant’s Maintenance Inspection, detailing the equipment for which the Books and Records are requested and/or which Tenant wishes to visually inspect. Any visual inspection shall be performed during Landlord’s normal business hours at a time reasonably designated by Landlord. Landlord shall respond to Tenant’s request to perform an inspection within five (5) business days after receipt of Tenant’s Inspection Notice by delivering to Tenant copies of the requested Books and Records and, if a request for an interview or a visual inspection is included in Tenant’s Inspection Notice, designating the time at which Tenant may perform its interview or visual inspection. If Tenant’s inspection reveals that Landlord is delinquent in complying with Landlord’s maintenance schedule, Tenant shall deliver written notice to Landlord of such delinquency including reasonable detail of such delinquency, and Landlord shall cure such delinquency within the time allowed Landlord pursuant to Section 16.1 of this Lease, failing which Landlord shall be in default of its obligations hereunder.

8.1.1 Tenant’s Maintenance Right. If, after notice from Tenant of the need for repairs which are Landlord Repair Obligations, Landlord fails to promptly commence and diligently pursue such requested repairs within the time periods required in Section 8.1, Tenant may, but shall not be obligated to, cause such repairs to be done, as Tenant deems reasonably necessary, and Landlord shall pay to Tenant all reasonable out-of-pocket, third-party costs incurred by Tenant in effectuating such repair.

8.2 Tenant’s Maintenance. During the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, maintain the Tenant Space, the Premises’ common area cable management systems comprised of ladder racks, fiber trays, under-floor cable trays and other similar equipment installed for the benefit of all tenants of the Premises, the Additional Back-Up Power, and Tenant’s equipment therein in a clean, sightly, safe and good order and clean condition (and in at least as good order and clean condition as when Tenant took possession), ordinary wear and tear excepted. Notwithstanding the foregoing, Landlord shall keep the Landlord Interconnection Facilities in clean, sightly, safe and good order and clean condition at Landlord’s sole cost and expense (without reimbursement from Tenant).

8.2.1 Landlord’s Maintenance Right. If Tenant fails to perform its covenants of maintenance and repair hereunder and such failure constitutes an Event of Default, or if Tenant or any of Tenant’s technicians or representatives physically damages the Property, the Building, the Tenant Space, or any portion of any of the above, or the personal property of any other tenant or occupant, Landlord may, but shall not be obligated to, perform all necessary or appropriate maintenance and repair, and any amounts expended by Landlord in connection therewith, plus an administrative charge of ten percent (10%), shall be reimbursed by Tenant to Landlord as additional rent within thirty (30) days after Landlord’s demand therefor. For avoidance of doubt, nothing contained in this Section 8.2.1 is intended to limit Landlord’s self-help right in the event of a Self-Help Right Triggering Event (as defined in Section 15.4).

8.3 Alterations. Notwithstanding any provision in this Lease to the contrary, Tenant shall not make or cause to be made any alterations, additions, improvements or replacements to the Tenant Space or any other portion of the Building or Property (collectively, “Alterations”) without the prior written consent and approval of Landlord, which consent and approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord’s consent shall not be required to make nonstructural interior alterations in the Premises for typical build-outs, including, without limitation, cabinets, cages, cable management and other customary installations, repairs, maintenance, and removals of equipment and telecommunication cables within the Tenant Space, if and to the extent that such installations, repairs, maintenance, and removals are (i) usual customary within the industry, (ii) are of a type and extent which are customarily permitted to be made without consent by landlords acting consistently with Institutional Owner Practices (defined below) leasing similar space for similar uses to similar tenants, (iii) in compliance with non-discriminatory Building Rules and Regulations, and (iv) will not affect the Building’s structure, the provision of services to other Building tenants, or the Building’s electrical, plumbing, HVAC, life safety or mechanical systems. For purposes hereof, “Institutional Owner Practices” shall mean practices that are consistent with the practices of the majority of the institutional owners of institutional grade, first-class data center or telecommunications projects in the United States of America. In addition, Tenant shall have the right to make HVAC, electrical plant and other material alterations which affect the structural elements of the Premises and/or the building systems (but not distribution systems) serving the Premises with the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Contractors performing alterations will be subject to the reasonable approval of Landlord and must comply with reasonable, nondiscriminatory Building Rules and Regulations, including, without limitation, maintenance of insurance coverage. Landlord shall provide timely notices to Tenant of all Building-level engineering and construction, power upgrades, and other structural changes that could reasonably be expected to materially affect the Tenant Space, and Tenant shall have the right to comment upon and participate in such decisions prior to their implementation, but without any approval or veto rights.

8.4 Removal of Cable, Wiring and Connecting Lines. Tenant agrees that, upon the expiration or earlier termination of this Lease, Tenant (or, failing which a contractor designated by Landlord) shall, at Landlord’s election, and at Tenant’s sole cost and expense, promptly remove any or all Tenant’s Personal Property (defined below) identified by Landlord for removal in such election, and shall restore those portions of the Building and/or the Tenant Space damaged by such removal of (or by the initial installation of) such Tenant’s Personal Property to their condition immediately prior to the installation or placement of such items. If Tenant fails to promptly remove any such Tenant’s Personal Property pursuant to this Section 8.4, Landlord shall have the right to remove such Tenant’s Personal Property and to restore those portions of the Building and/or the Tenant Space damaged by such removal to their condition immediately prior to the installation or placement of such Tenant’s Personal Property, in which case Tenant agrees to reimburse Landlord within thirty (30) days of Landlord’s demand therefor, for all of Landlord’s costs of removal and restoration plus an administrative fee equal to ten percent (10%) of such cost; provided, however, Tenant shall not have any responsibility to reimburse Landlord for such removal costs (or any administrative fees thereon) if the incoming tenant to the Building and/or Tenant Space pays for or otherwise causes such removal costs to be funded (e.g, through a tenant improvement allowance). For purposes hereof, “Tenant’s Personal Property” shall mean, collectively, all cable, wiring, connecting lines, and other installations, equipment or property installed or placed by or for on behalf of Tenant anywhere in the Building and/or the Tenant Space.

9. CASUALTY; EMINENT DOMAIN; INSURANCE.

9.1 Casualty; Eminent Domain.

9.1.1 Casualty. If at any time during the Term of this Lease, a material portion of the Building or the Premises shall be (i) damaged or destroyed by fire or other casualty (a “Casualty”) or (ii) taken under the power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or sold to prevent the exercise thereof (a “Taking”), then Landlord shall have the right to elect, in Landlord’s sole and absolute discretion, to either (a) terminate this Lease by delivery of written notice (a “Termination Notice”) thereof to Tenant or (b) to continue this Lease, in which case, Landlord shall repair and reconstruct the Tenant Space to substantially the same condition in which they existed immediately prior to such Casualty or Taking. If Landlord elects to terminate this Lease and Landlord repairs and/or reconstructs the Building, Landlord may not operate or permit another entity to operate a meet-me room in the Building for five (5) years following the Casualty or Taking. If as a result of the Casualty, the Tenant Space is unfit for use by Tenant in the ordinary conduct of Tenant’s business (as reasonably determined by Tenant) and actually is not used by Tenant, then Landlord shall provide written notice (the “Restoration Notice”) to Tenant as soon as practicable after the Casualty of the period of time (the “Stated Restoration Period”) which shall be required for the repair and restoration of the Building to permit use of the Tenant Space in the ordinary conduct of Tenant’s business and Tenant shall have the right, at its election, (i) to terminate this Lease if (a) the Stated Restoration Period shall be in excess of one hundred eighty (180) days following the Casualty or Taking, (b) fewer than twenty-four (24) months remain in the Term as of the date of the Taking or Casualty, or (c) fewer than twelve (12) months would remain in the Term upon the expiration of the Stated Restoration Period, and Tenant terminates this Lease with written notice thereof to Landlord within thirty (30) days following delivery of the Restoration Notice, or (ii) to terminate the Lease if Landlord shall fail within the Stated Restoration Period to complete the repair and restoration of the Building necessary to allow Tenant’s use of the Tenant Space in the ordinary conduct of Tenant’s business and Tenant delivers written notice of such termination to Landlord within thirty (30) days following the expiration of the restoration deadline. For purposes of the foregoing sentence, the Term shall be determined as if Tenant had exercised any Renewal Option then granted to Tenant.

9.1.2 Base Rent Abatement. In the event that this Lease is terminated as herein permitted, Landlord shall refund to Tenant any prepaid Base Rent less any sum then owing Landlord by Tenant. Landlord shall not be obligated to carry insurance on Tenant’s personal property within the Tenant Space. If this Lease is not terminated as provided in Section 9.1.1 above, Base Rent shall abate proportionately during the period and to the extent that the Tenant Space is unfit for use by Tenant in the ordinary conduct of Tenant’s business (as reasonably determined by Tenant) and actually is not used by Tenant, Landlord shall promptly commence the repair of the damage caused by such Casualty or Taking and thereafter diligently prosecute such repair to completion, subject to Force Majeure, including, without limitation, delays arising from shortages of labor or material, delay in obtaining government approvals or other conditions beyond Landlord’s reasonable control. Landlord shall take commercially reasonable measures to mitigate delays arising from Force Majeure events.

9.1.3 Tenant’s Remedy. Tenant’s right to file a separate claim in the event of a Taking, as provided in Section 9.1.5 below, and Tenant’s termination right and Base Rent abatement, to the extent provided above in this Article 9, shall be Tenant’s sole remedies in the event of a Casualty or Taking, and Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Tenant Space resulting from any such damage, repair, reconstruction or restoration; provided, however, that notwithstanding anything to the contrary herein, if any Casualty is caused by the active negligence or omission or willful misconduct of Tenant or any Tenant Party, Tenant shall not be entitled to terminate this Lease under Section 9.1.1 and there shall be no abatement of any Base Rent (or any other Rent or other amounts) due hereunder.

9.1.4 Waiver. Landlord and Tenant agree that the provisions of this Article 9 and the remaining provisions of this Lease shall exclusively govern the rights and obligations of the parties with respect to any and all damage to, or destruction of, all or any portion of the Tenant Space, the Building or the Property, and/or any Taking thereof, and each Landlord and Tenant hereby waive and release each and all of their respective common law and statutory rights inconsistent herewith, whether now or hereinafter in effect.

9.1.5 Separate Claim. In the event of a Taking, all sums awarded or agreed upon between Landlord and the condemning authority, whether as damages or as compensation, will be the property of Landlord. Tenant may present its own claim for damages against the condemning authority on account of the unamortized cost of leasehold improvements paid for by Tenant taken by the condemning authority and for damages to, or condemnation of, furniture, trade fixtures and equipment and such other installations as Tenant shall be unable to remove from the Tenant Space (but only to the extent that the terms and provisions of this Lease provide that such items will remain the property of Tenant upon the termination of this Lease), and the reimbursement of Tenant’s cost in moving and relocating Tenant’s personal property, trade fixtures and equipment and other installations to which Tenant shall be entitled and is able to remove from the Tenant Space and such other claims Tenant may have against the condemning authority for the value of the leasehold estate taken and Tenant may retain any separate award made by the condemning authority to Tenant, but only to the extent Tenant’s claim does not diminish Landlord’s claim against the condemning authority.

9.2 Tenant’s Insurance. Tenant shall, at Tenant’s expense, procure and maintain throughout the Term of this Lease a policy or policies of insurance in accordance with the terms and requirements set forth in Exhibit “B” to this Lease. Tenant hereby waives its rights against the Landlord Group (as defined in Item 19 of the Basic Lease Information, above) with respect to any claims or damages or losses (including any claims for bodily injury to persons and/or damage to property) which are caused by or result from (i) risks insured against under any insurance policy carried by Tenant at the time of such claim, damage, loss or injury, or (ii) risks which would have been covered under any insurance required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease; provided, however, the foregoing waivers shall not apply to any claims, damages or losses arising from or related to the gross negligence or willful misconduct of Landlord or any member of the Landlord Group.

10. ASSIGNMENT AND SUBLETTING.

10.1 Restrictions on Transfers. Except as provided in Section 10.2, Tenant shall not assign this Lease, nor enter any other agreement to transfer, mortgage, pledge, hypothecate, encumber or permit a lien to attach to its interest under this Lease (any such assignment or the like may sometimes be referred to herein as a “Transfer” and any person or entity to whom a Transfer is made or sought to be made is referred to herein as a “Transferee”), without Landlord’s express prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Except as provided in Section 10.2, no Transfer {whether voluntary, involuntary or by operation of law) shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, any Transfer or attempted Transfer shall constitute an Event of Default of this Lease.

10.2 Permitted Transfers. Notwithstanding anything to the contrary in this Lease, Tenant may, without the consent of Landlord, assign its interests in this Lease to (i) an Affiliate of Tenant Parent, or (ii) any assignee in the business of providing MMR Services which acquires all or substantially all of the business of Tenant Parent whether by stock purchase, asset purchase or other transfer, (iii) any public offering of the securities of Tenant Parent, or (iv) any merger or combination of Tenant Parent, Tenant and/or any parent entity of the foregoing (each, a “Permitted Transfer”). For purposes of the foregoing, a sale of those assets of Tenant Parent and the Telx Affiliates that generates ninety percent (90%) or more of the aggregate gross revenues of Tenant Parent and the Telx Affiliates for the last full Tenant Parent fiscal year prior to any such sale shall be deemed to constitute a sale of “substantially all” of the assets of Tenant Parent and the Telx Affiliates. In the event Tenant Parent and Tenant assign their rights and interest in and to this Lease, directly or indirectly, to an assignee permitted with the prior written consent of Landlord under clause (ii) above, and the parent entity of such assignee (or another creditworthy entity reasonably satisfactory to Landlord) assumes the obligations of Tenant Parent and Tenant in writing by an assumption agreement in form reasonably satisfactory to Landlord, Tenant Parent and Tenant shall be released from liability thereafter accruing under this Lease, including the Guaranty.

10.3 MMR Subleases. Notwithstanding anything herein to the contrary, Tenant may, without Landlord’s consent, but subject to Section 6.1, license or sublease portions of the Premises to parties (each a “Permitted Subtenant” and collectively, the “Permitted Subtenants”), for the placement and maintenance of computer, switch and/or communications equipment and connections with the communications cable and facilities of other tenants in the Premises or the Building. Each MMR Sublease shall be subject to the terms and conditions of this Lease and the Building’s Rules and Regulations. The rent or other amount payable to Tenant pursuant to each MMR Sublease shall not be based in whole or in part on the income or profits of any person from the Property.

10.4 Transfer Notice to Landlord. If Tenant desires to make any Transfer (other than a Permitted Transfer), then at least twenty (20) days prior to the proposed effective date of the proposed Transfer, Tenant shall submit to Landlord a written request (a “Transfer Notice”) for Landlord’s consent, which notice shall include: (i) a statement containing: (a) the name and address of the proposed Transferee; (b) current, certified financial statements of the proposed Transferee, and any other information and materials (including, without limitation, credit reports, business plans, operating history, bank and character references) required by Landlord to assist Landlord in reviewing the financial responsibility, character, and reputation of the proposed Transferee; (c) all of the principal terms of the proposed Transfer; and (d) such other information and materials as Landlord may reasonably request (and if Landlord requests such additional information or materials, the Transfer Notice shall not be deemed to have been received until Landlord receives such additional information or materials) and (ii) one (1) original of the proposed assignment or other Transfer setting forth the major economic terms thereof on a form reasonably approved by Landlord and four (4) originals of the Landlord’s standard form of “Assignment and Assumption of Lease and Consent” or other Transfer documentation executed by Tenant and the proposed Transferee. If Tenant modifies any of the terms and conditions relevant to a proposed Transfer specified in the Transfer Notice, Tenant shall re-submit such Transfer Notice to Landlord for its consent pursuant to all of the terms and conditions of this Article 10.

10.5 No Release; Subsequent Transfers. Except as expressly provided in Section 10.2, no Transfer will release Tenant from Tenant’s obligations under this Lease, alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder, or will release Guarantor from Guarantor’s obligations under the Guaranty. In no event shall the acceptance of any payment by Landlord from any other person be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of breach by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (i) terminate all and any existing agreements effecting a Transfer, or (ii) operate as an assignment to Landlord of Tenant’s interest under any or all such agreements.

10.6 Landlord’s Rights Relating to Assignee or Subtenant. Each assignee must assume all obligations under this Lease, and each subtenant must confirm that its sublease is subject and subordinate to this Lease. Receipt by Landlord of rent from any assignee, subtenant or occupant of the Premises or any part thereof shall not be deemed a release of Tenant under this Lease. In the event that, following an assignment or subletting, this Lease or the rights and obligations of Tenant hereunder are terminated for any reason, including without limitation in connection with default by or bankruptcy of Tenant, Landlord may, at its sole option, consider this Lease to be thereafter a direct lease to the assignee or subtenant of Tenant upon the terms and conditions contained in this Lease, unless Landlord has executed a separate recognition agreement with such assignee or subtenant, in which case the provisions of such recognition agreement shall prevail over contradictory provisions of this Lease.

10.7 Existing MMR Leases/Retained Leases. It is the intent of Landlord and Tenant to cooperate in good faith to attempt to cause (i) all Existing MMR Tenants with premises only in the Premises to be assigned to Tenant and (ii) all Existing MMR Tenants with premises in the Premises and also leasing other space in the Building (except tenants solely using Landlord’s Interconnections Facilities) to enter into a new segregated MMR Sublease with respect to the applicable portion of the Premises leased by such Existing MMR Tenant. Landlord and Tenant agree to use commercially reasonable efforts to obtain necessary approvals from the Building lenders and the Existing MMR Tenants to effectuate the foregoing transfers. Such efforts shall include, without limitation, the execution of recognition agreements between Landlord and Existing MMR Tenants as provided in Section 10.9 below. If, despite the party’s exercise of commercially reasonable efforts, the requisite approvals required to effect a transfer of an Existing MMR Lease to Tenant has not been obtained by March 31, 2007, then such Existing MMR Lease (each, a “Retained MMR Lease”) shall be retained by Landlord for the duration of its existing term. Landlord shall not issue any approvals, consents or agree to any amendments, modifications, renewals or extensions of any such Retained MMR Lease without Tenant’s prior written consent, which consent may not be unreasonably withheld, but which may be conditioned upon requiring the tenant under such Retained MMR Lease (the “Retained MMR Tenant”) to consent to an assignment or transfer of its Retained MMR Lease from Landlord to Tenant. Notwithstanding the foregoing, if a Retained MMR Lease contains an expansion and/or renewal option and Landlord, after using commercially reasonable efforts, is unable to convince such Retained MMR Tenant to enter into a MMR Sublease with Tenant, then Landlord may renew and/or expand such Retained MMR Lease in accordance with its terms. All Retained DLR Tenant Revenue shall be credited against Base Rent and Percentage Rent payable by Tenant to Landlord in accordance with Item 11 of the Basic Lease Information.

10.8 Retained MMR Tenant Default.

10.8.1 Upon a Retained MMR-Only Tenant’s failure to pay amounts owed under its Retained MMR Lease with respect to the Premises or any other material default by a Retained MMR-Only Tenant under such Retained MMR Lease, Landlord shall exercise commercially reasonable remedies at the direction of Tenant, including without limitation, proceeding against the assets of such Retained MMR Tenant located in the Premises to the extent directed by Tenant and permitted under the applicable Retained MMR Lease and Applicable Laws.

10.8.2 Upon a Retained Building/MMR Tenant’s failure to pay amounts owed under its Retained MMR Lease or any other default by a Retained Building/MMR Tenant under such Retained MMR Lease, Landlord shall exercise commercially reasonable remedies and shall make an equitable division of any amounts received from such Retained Building/MMR Tenant in accordance with the ratio of the outstanding rent and other amounts owed by such Retained Building/MMR Tenant with respect to (i) the Premises and (ii) the other premises leased by such Retained Building/MMR Tenant pursuant to the Retained MMR Lease.

10.9 Recognition Agreements. Upon Tenant’s request, Landlord shall enter into a commercially reasonable agreement to recognize the MMR Subleases of Tenant’s MMR Subtenants in the Building (including, without limitation, any Existing Tenant considering a new MMR Sublease with Tenant).

11. ESTOPPEL CERTIFICATES.

11.1 Estoppel Certificate By Tenant. At any time and from time to time, within ten (10) business days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying all matters reasonably requested by Landlord or any current or prospective purchaser, Holder of any Security Document, ground lessor or master lessor. Tenant acknowledges and agrees that it understands that any statement delivered (or to be delivered) pursuant to this Section 11.1 may be relied upon by any prospective purchaser of the Building or the Property or by any prospective mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrance upon the Building or the Property.

11.2 Estoppel Certificate By Landlord. At any time and from time to time, within ten (10) business days after written request by Tenant, Landlord shall execute, acknowledge and deliver to Tenant a statement in writing certifying all matters reasonably requested by Tenant or any current or prospective purchaser, assignee, lender or investor of Tenant. Tenant may require that any estoppel certificate given by Landlord be in the form of Exhibit “P”. Landlord acknowledges and agrees that it understands that any statement delivered (or to be delivered) pursuant to this Section 11.2 may be relied upon by any prospective assignee, lender or investor of Tenant.

12. SUBORDINATION AND ATTORNMENT; LENDER RIGHTS.

12.1 Subordination and Attornment. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee or beneficiary with a deed of trust encumbering the Property or any portion thereof, or any lessor of a ground or underlying lease with respect to the Property or any portion thereof (any such mortgagee, beneficiary or lessor, a “Holder”), this Lease will be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Property; (ii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed for which the Property or any portion thereof; (iii) all past and future advances made under any such mortgages or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust (collectively, “Security Documents”) which may now exist or hereafter be executed which constitute a lien upon or affect the Property or any portion thereof, or Landlord’s interest and estate in any of said items. Notwithstanding the foregoing, Landlord reserves the right to subordinate any such Security Documents to this Lease. In the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building or the Tenant Space by reason of any termination or foreclosure of any such Security Documents (and notwithstanding any subordination of such Security Document to this Lease that may or may not have occurred), at the election of Landlord’s successor in interest, Tenant and each MMR Subtenant agrees to attorn to and become the tenant or subtenant, as the case may be, of such successor, in which event Tenant’s and each MMR Subtenant’s right to possession of the Property will not be disturbed as long as Tenant and/or such MMR Subtenant is not in Default under this Lease. Tenant and each MMR Subtenant hereby waives any right under any Applicable Law or otherwise to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder and/or the obligations of any MMR Subtenant under any MMR Sublease in the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building or the Tenant Space by reason of any termination or foreclosure of any such Security Documents. Tenant and each MMR Subtenant covenants and agrees to execute and deliver, within ten (10) days of receipt thereof, and in the form reasonably required by Landlord or in the standard form required by any Holder, any additional documents evidencing the priority or subordination of this Lease and Tenant’s agreement to attorn with respect to any such Security Document; provided, however, any such agreement subordinating this Lease to such lease, mortgage or deed of trust shall contain a nondisturbance provision in the standard form of such Holder.

12.2 Mortgage and Ground Lessor Protection. Tenant agrees to give each Holder, by registered or certified mail, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing of the address of such Holder (hereafter, a “Noticed Holder”). Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then within such additional time as may be necessary if Landlord has commenced such cure within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then prior to Tenant pursuing any termination remedy for such default provided hereunder, at law or in equity, any Noticed Holder shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot reasonably be cured or corrected within that time, then such additional time as may be necessary if the Noticed Holder has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default).

12.3 SNDA. At any time that the Building is made subject to any Security Document(s), Landlord shall use commercially reasonable good faith efforts to cause the mortgagee and any lessor (whether under a ground or master lease) to deliver to Tenant a commercially reasonable subordination, attornment and non-disturbance agreement for the benefit of Tenant (the “SNDA”), providing that so long as Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, Tenant may remain in possession of the Tenant Space under the terms of this Lease, even if the mortgagee or its successor should acquire Landlord’s title to the Building. Further, with respect to all Security Document(s) presently encumbering the Building, Landlord shall use commercially reasonable good faith efforts to cause the mortgagee and any lessor (whether under a ground or master lease) to deliver to Tenant and all MMR Subtenants commercially reasonable SNDAs, providing that so long as Tenant (or the applicable MMR Subtenant) is not in default under this Lease after the expiration of any applicable notice and cure periods, Tenant (or the applicable MMR Subtenant) may remain in possession of the Tenant Space under the terms of this Lease (or the MMR Subtenant may remain in possession of the space leased pursuant to the MMR Sublease), even if the mortgagee or its successor should acquire Landlord’s title to the Building.

13. SURRENDER OF TENANT SPACE; HOLDING OVER.

13.1 Tenant’s Method of Surrender. Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 13, quit and surrender possession of the Tenant Space to Landlord in good order and clean condition, reasonable wear and tear excepted. If Tenant fails to surrender the Tenant Space within sixty (60) days following the expiration or any earlier termination of this Lease in accordance with the terms of this Lease, then Tenant shall indemnify, protect, defend and hold Landlord harmless from, and shall reimburse Landlord for its first-party losses, costs and expenses in connection with, all Claims (including, without limitation, costs and expenses incurred by Landlord in returning the Tenant Space to the condition in which Tenant was to surrender and claims made by any succeeding tenant founded on or resulting from Tenant’s failure to surrender the Tenant Space) arising out of or in any manner relating to such failure to quit and surrender possession of the Tenant Space to Landlord in the condition required hereunder upon such date.

13.2 Disposal of Tenant’s Personal Property. If any property not belonging to Landlord remains in the Tenant Space after the expiration of or any earlier termination of the Term of this Lease, and Tenant fails to remove such property within seventy-five (75) days after written notice to Tenant, Tenant shall be deemed to have authorized Landlord to make such disposition of such property as Landlord may desire without liability for compensation or damages to Tenant in the event that such property is the property of Tenant; and in the event that such property is the property of someone other than Tenant, Tenant shall indemnify and hold Landlord harmless from all Claims arising out of, in connection with, or in any manner related to any removal, exercise or dominion over and/or disposition of such property by Landlord. Tenant shall pay to Landlord Base Rent at the holdover rates set forth in Section 13.3 below during such time as any property not belonging to Landlord remains in the Tenant Space after the expiration or earlier termination of the Term of this Lease.

13.3 Holding Over. If Tenant should remain in possession of all or any portion of the Tenant Space after the expiration of the Term of this Lease (or any earlier termination of this Lease), without the execution by Landlord and Tenant of a new lease or an extension of this Lease, then Tenant shall be deemed to be occupying the entire Tenant Space as a tenant-at-sufferance, upon all of the terms contained herein, except as to term and Base Rent and any other provision reasonably determined by Landlord to be inapplicable. During any such holdover period, Tenant shall pay to Landlord (A) monthly Base Rent in an amount equal to (i) one hundred twenty-five percent (125%) with respect to the first sixty (60) days of such holdover, (ii) one hundred fifty percent (150%) with respect to the next thirty (30) days of such holdover, and (iii) two hundred percent (200%) thereafter, of the Base Rent payable by Tenant to Landlord during the last month of the Term of this Lease, plus (B) one hundred percent (100%) of the Additional Rent payable by Tenant to Landlord during the last month of the Term of this Lease. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession. Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord’s rights or remedies with respect to such holdover. Notwithstanding any provision to the contrary contained herein, (a) Landlord expressly reserves the right to require Tenant to surrender possession of the Tenant Space no later than sixty (60) days after the expiration of the Term of this Lease or earlier termination hereof or at any time during any holdover after the first sixty (60) days thereof and the right to assert any remedy at law or in equity to evict Tenant and collect damages in connection with any such holdover, (b) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims (including, without limitation, all lost profits and other consequential damages, attorneys’ fees, consultants’ fees and court costs incurred or suffered by or asserted against Landlord) arising out of or in any manner related to Tenant’s failure to surrender the Tenant Space on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease, and (c) Tenant shall pay to Landlord Base Rent at the holdover rates set forth in this Section 13.3 from the first day following the expiration or earlier termination of this Lease through the entire period of such holdover.

13.4 Survival. The provisions of Article 13 shall survive the expiration or early termination of this Lease.

14. WAIVER OF CLAIMS; INDEMNITY.

14.1 Waiver. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of, and to the fullest extent permitted by law, waives all claims it may have against the Landlord Group (as defined in Item 19 of the Basic Lease Information) for damage to or loss of property (including, without limitation, loss of profits and intangible property) or personal injury or loss of life or other damages of any kind resulting from the Building, the Tenant Space or any part thereof becoming out of repair, by reason of any repair or alteration thereof, or resulting from any accident within the Property, the Building, the Tenant Space or on or about any space adjoining the same, or resulting directly or indirectly from any act or omission of any person, or due to any condition, design or defect of the Property, the Building, the Tenant Space or any space adjoining the same, or the mechanical systems of the Building or the Premises, which may exist or occur, whether such damage, loss or injury results from conditions arising upon the Tenant Space or upon other portions of the Property, the Building or from other sources or places, and regardless of whether the cause of such damage, loss or injury or the means of repairing the same is accessible to Tenant; provided, however, that such assumption and waiver shall not apply to the extent such claims are determined by a court of competent jurisdiction to have been proximately caused the gross negligence or willful misconduct of Landlord. Tenant agrees that Landlord will not have any responsibility or liability for any damage to Tenant’s equipment or interruption of Tenant’s operations which is caused by any other tenant or occupant of the Premises, the Building or the Property or the employees, agents, contractors, technicians, representatives, or invitees of any such tenant or occupant.

14.2 Indemnification.

14.2.1 Tenant’s Indemnification. Subject to Sections 9.1.4, Tenant hereby agrees to indemnify, defend, and hold harmless Landlord and the Landlord Group from and against (and to reimburse Landlord and the Landlord Group) for any and all claims, actions, suits, proceedings, losses, damages (including, without limitation, any form of consequential damages included in third-party claims), obligations, liabilities, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees, legal costs, and other costs and expenses of defending against any claims, actions, suits, or proceedings) (collectively, “Claims”) asserted by third parties against Landlord or the Landlord Group arising from, in connection with, or in any manner relating to (or alleged to arise from, to be in connection with, or to be in any manner related to) the use or occupancy of the Tenant Space, the Building or the Property by Tenant or any person claiming by, through or under Tenant, its partners, and their respective officers, agents, servants or employees of Tenant or any such person (collectively, “Tenant Parties”); provided, however, Tenant’s indemnification, defense and hold harmless obligations under this Section shall not extend to Claims covered by Landlord’s indemnity of Tenant in Section 14.2.2 below. Tenant’s obligations under this Section 14.2.1 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Tenant Space and the Building. Notwithstanding any provision to the contrary contained in this Section 14.2.1, nothing contained in this Section 14.2.1 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord. This indemnity provision shall survive the termination or expiration of this Lease. Landlord shall provide Tenant with timely notice of any such claim and Tenant shall have the opportunity to defend the claim with its counsel or its insurer’s counsel.

14.2.2 Landlord’s Indemnification. Subject to Sections 9.1.4, 9.2, and 14.1, Landlord shall defend, indemnify, and hold harmless Tenant and the Tenant Parties (and to reimburse Tenant and any Tenant Parties) from and against all third-party Claims arising from, in connection with, or in any manner relating to (or alleged to arise from, to be in connection with, or to be in any manner related to) any occurrence in the common areas of the Property, any wrongful lock-out of Tenant (or any MMR Subtenant or Tenant Party) from the Premises, or the negligence or willful misconduct of Landlord, any member of the Landlord Group, any Affiliate of Landlord or any of their respective agents, contractors, employees or representatives; provided, however, such indemnification shall not extend to Claims covered by Tenant’s indemnity of Landlord in Section 14.2.1 above. In the event that any action or proceeding is brought against Tenant or any member of the Tenant Parties by reason of any such Claim, Landlord upon notice from Tenant shall defend such action or proceeding at Landlord’s cost and expense by counsel reasonably approved by Tenant. Landlord’s obligations under this Section 14.2.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Tenant Space and the Building. This indemnity provision shall survive the termination or expiration of this Lease.

14.3 Liens. Notwithstanding anything to the contrary herein, in no event shall Tenant have any right (express or implied) to create or permit there to be established any lien or encumbrance of any nature against the Tenant Space, the Building or the Property or against Landlord’s or Tenant’s interest therein or hereunder, including, without limitation, for any improvement or improvements by Tenant, and Tenant shall fully pay the cost of any improvement or improvements made or contracted for by Tenant. Any mechanic’s lien filed against the Tenant Space, the Building or the Property, or any portion of any of the above, for work claimed to have been done, or materials claimed to have been furnished to Tenant, shall be duly discharged by Tenant within ten (10) business days after the filing of the lien.

15. TENANT DEFAULT.

15.1 Events of Default By Tenant. Each of the following acts or omissions of Tenant or occurrences shall constitute an “Event of Default”:

15.1.1 Any failure or refusal by Tenant to timely pay any Rent or any other payments or charges required to be paid hereunder, or any portion thereof, within five (5) business days of notice that the same is due; provided, however, that Landlord shall not be required to send such written notice to Tenant more than twice in any twelve (12)-month period and after two (2) such written notices, Landlord shall have no obligation to give Tenant written notice of any subsequent default during the remainder of such twelve (12)-month period and Tenant’s failure or refusal to timely pay Rent or other sums hereunder when due during the remainder of such twelve (12)-month period shall constitute an Event of Default.

15.1.2 Any failure by Tenant to perform or observe any other covenant or condition of this Lease if such failure continues for a period of ten (10) days following written notice to Tenant of such failure; provided, however, that in the event Tenant’s failure to perform or observe any covenant or condition of this Lease to be performed or observed by Tenant cannot reasonably be cured within ten (10) days following written notice to Tenant, Tenant shall not be in default if Tenant commences to cure same within the ten (10)-day period and thereafter diligently prosecutes the curing thereof to completion within thirty (30) days following such written notice; provided, however, that Landlord shall not be required to send such written notice to Tenant more than three (3) times in any twelve (12)-month period for the same non-monetary default and after three (3) such written notices for the same non-monetary default, Landlord shall have no obligation to give Tenant written notice of the same non-monetary default during the remainder of such twelve (12)-month period and such third same non-monetary default shall, at the election of Landlord, constitute an Event of Default without further notice and opportunity to cure.

15.1.3 The filing or execution or occurrence of any one of the following: (i) a petition in bankruptcy or other insolvency proceeding by or against Tenant, (ii) petition or answer seeking relief under any provision of the Bankruptcy Act, (iii) an assignment for the benefit of creditors, (iv) a petition or other proceeding by or against Tenant for the appointment of a trustee, receiver or liquidator of Tenant or any of Tenant’s property which proceeding or appointment is not dismissed within ninety (90) days, or (v) a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any other instance whereby Tenant or any general partner of Tenant shall cease doing business as a going concern, which proceeding is not dismissed within ninety (90) days.

15.1.4 Any Event of Default by Tenant under Section 15.1.1 in an amount equal to or greater than $200,000.00, and/or any Event of Default by one or more other Telx Tenants under any other MMR Lease which, when aggregated with any Event of Default by Tenant under Section 15,1.1, is in an amount equal to or greater than $200,000.00 (any such event, a “Material Monetary Default”) which is not cured within ten (10) days following written notice (a “Cross-Default Notice”) from Landlord to Tenant and all other Telx Tenants that Landlord intends to exercise its Cross-Default Remedy (as defined and limited as provided in Section 15.3); provided, however, if either Landlord sells the Building to a party that is not an Affiliate of Tenant or Tenant assigns its interest in this Lease to a party that is not an Affiliate of Tenant in accordance with the provisions of Section 10.2, then, in any such event, this Section 15.1.4 shall be null and void and of no further force and effect; provided, further, however, if Tenant assigns its interest in this Lease to a party that is not an Affiliate of Tenant in accordance with the provisions of Section 10.2 and another Telx Tenant assigns its interest in its MMR Lease to the same or a party that is not an Affiliate of such Tenant assignee, this Section 15.1.4 shall remain in effect as to Landlord and such assignees, but shall be of no further force or effect as to Landlord, Tenant and the other Telx Tenants.

15.1.5 Any Event of Default by Telx Parent under the Operating Agreement; provided, however, if either Landlord sells the Building to a party that is not an Affiliate of Landlord or Tenant assigns its interest in this Lease to a party that is not an Affiliate of Tenant in accordance with the provisions of Section 10.2, then, in any such event, this Section 15.1.5 shall be null and void and of no further force and effect.

In the event Tenant Parent or Tenant in good faith disputes a written notice of non-monetary default (including without limitation, the failure of Tenant to maintain the Tenant Standard of Operation) under Section 15.2 of this Lease, either Tenant or Landlord may initiate the Dispute Resolution Procedures and each agree to be bound thereby.

The parties hereto acknowledge and agree that all of the notice periods provided in this Section 15.1 are in lieu of, and not in addition to, the notice requirements of any Applicable Laws.

15.2 Remedies. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the remedies described in Section 1 of Exhibit “C” attached hereto and incorporated herein by this reference, each and all of which shall, subject to applicable law, be cumulative and nonexclusive, without any notice or demand whatsoever (and all of the other provisions of Section 1 of Exhibit “C” shall apply to an Event of Default by Tenant hereunder).

15.3 Cross-Default Remedy. If a Material Monetary Default occurs under Section 15.1.4, Landlord shall deliver the Cross-Default Notice to Tenant and all other Telx Tenants and follow the other provisions of this Section 15.3 prior to the exercise of the Cross-Default Remedy. The Cross-Default Notice is in addition to the notice required under Section 15.1 of this Lease and is in addition to all notices of monetary default required under any other MMR Lease. In the event Tenant Parent, Tenant or any other Telx Tenant acting in good faith (i) disputes the fact that a Material Monetary Default has occurred or the amounts claimed by the applicable DLR Landlord, (ii) pays all amounts not in dispute to the applicable DLR Landlord, (iii) pays all amounts in dispute into an escrow with an escrow agent reasonably satisfactory to Landlord and Tenant to be held pursuant to the verms of an escrow agreement reasonably satisfactory to Landlord and Tenant, and (iv) initiates the Dispute Resolution Procedures set forth on Exhibit “J”, each within ten (10) days following delivery of the Cross-Default Notice, neither Landlord nor any other DLR Landlord shall have the right to exercise the Cross-Default Remedy until ten (10) days following the conclusion of the Dispute Resolution Procedures and the failure of Tenant Parent, Tenant and/or any other Telx Tenant to pay (or cause to be paid from such escrow) all amounts determined to be due to Landlord and/or the other DLR Landlords as a result of the Dispute Resolution Procedures. If within ten (10) days following the conclusion of the Dispute Resolution Procedures, Telx, Tenant and/or any other Telx Tenant fails to pay (or cause to be paid from such escrow) any amount determined to be due to Landlord and/or any other DLR Landlord as a result of the Dispute Resolution Procedures, Landlord and the other DLR Landlords may exercise the Cross-Default Remedy. As used herein, the Cross-Defauit Remedy is the right of Landlord to pursue any remedy available to Landlord under Section 15.2 of this Lease and the concurrent right of each other DLR Landlord to pursue any remedy available to such DLR Landlord under its MMR Lease.

15.4 Landlord’s Self-Help Right. If a Self-Help Right Triggering Event (defined below) occurs, and Tenant fails to commence to cure such Self-Help Right Triggering Event within twenty-four (24) hours and diligently pursue and complete such cure, Landlord shall have the right to cure such Self-Help Right Triggering Event, and shall be entitled to be reimbursed by Tenant for the reasonable costs incurred in effectuating such cure upon demand, together with an additional service charge of fifteen percent (15%). In curing any Self-Help Right Triggering Event, Landlord shall use commercially reasonable efforts to effect such cure in a manner that complies with the reasonable rules, regulations and procedures that Tenant has enacted with respect to the use and operation of the Building’s Meet-Me Room. As used herein, the term “Self-Help Right Triggering Event” shall mean (i) an emergency, the curing of which is Tenant’s responsibility under this Lease, or (ii) Landlord’s receipt of a legitimate complaint, as determined by Landlord following the procedure set forth below, from a tenant of the Building that Tenant, by act or omission, is materially interfering with such tenant’s use of the Premises pursuant to such tenant’s permitted use. Upon receipt of a complaint which Landlord, acting in good faith, believes to be legitimate, Landlord shall give notice to Tenant of such complaint and unless Tenant responds within twenty-four (24) hours that the applicable MMR Subtenant is in monetary default of its agreements with Tenant, such complaint shall be deemed to be legitimate and shall constitute a Self-Help Right Triggering Event. If such complaint is legitimate, or is deemed to be legitimate, and Tenant fails to commence to cure within such twenty-four (24)-hour period, Landlord shall have the self-help right described above.

16. LIMITATION OF LANDLORD’S LIABILITY.

16.1 Landlord Default. In the event that Landlord shall fail to perform any obligation of Landlord to be performed under this Lease, Tenant’s sole and exclusive remedy for any such failure shall be an action for money damages, specific performance and/or injunctive relief (Tenant hereby waiving the benefit of any laws granting Tenant a lien upon the property of Landlord and/or upon rental due Landlord or granting Tenant a right to terminate this Lease upon a default by Landlord); provided, however, that Landlord shall not be in default hereunder (and Tenant shall have no right to pursue any such claim for damages in connection with any such failure) unless and until Tenant shall have delivered to Landlord a written notice specifying such default with particularity, and Landlord shall thereafter have failed to cure such default within thirty (30) days (or, if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for its performance, then not unless Landlord shall have failed to commence such performance of such cure within such thirty (30) day period and thereafter diligently pursue the same to completion). Notwithstanding the foregoing, in the event of a Landlord obligation which materially adversely affects Tenant’s use of the Tenant Space for the Permitted Use, Landlord shall commence to perform such obligation within ten (10) business days (or in the case of an emergency, twenty-four (24) hours) of receipt of Tenant’s written notice. Unless and until Landlord shall have so failed 10 so cure any such failure after such notice, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of Landlord’s possession of the Building and not thereafter.

16.2 Landlord’s Liability. In consideration of the benefits accruing under this Lease to Tenant and notwithstanding anything to the contrary in this Lease or in any exhibits, riders, amendments, or addenda to this Lease (collectively, the “Lease Documents”), it is expressly understood and agreed by and between the parties to this Lease that: (i) the recourse of Tenant or its successors or assigns against Landlord (and the liability of Landlord to Tenant, its successors and assigns) with respect to (a) any actual or alleged breach or breaches by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents, or (b) any matter relating to Tenant’s occupancy of the Tenant Space (collectively, the “Landlord’s Lease Undertakings”), shall be limited solely to an amount equal to the lesser of (1) Landlord’s interest in the Property, and (2) the equity interest Landlord would have had in the Property if the Building and the Land were encumbered by independent secured financing equal to eighty percent (80%) of the value of the Property; (ii) Tenant shall have no recourse against any other assets of the Landlord Group (as defined in the Basic Lease Information); (iii) except to the extent of Landlord’s interest in the Property, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, the Landlord Group, and (d) at no time shall Landlord be responsible or liable to Tenant for any lost profits, lost economic opportunities or any form of consequential damage as the result of any actual or alleged breach of Landlord of Landlord’s Lease Undertakings. Notwithstanding anything in this Lease to the contrary but subject to the provisions of Sections 13.1 and 13.3 of this Lease, at no time shall Tenant be responsible or liable to Landlord for any lost profits, lost economic opportunities or any form of consequential damage as the result of any actual or alleged breach by Tenant of Tenant’s covenants, duties or obligations under this Lease.

16.3 Transfer of Landlord’s Interest. Landlord shall have the right, from time to time, to assign its interest in this Lease in whole or, to a direct or indirect wholly owned subsidiary of DLR, in part. Notwithstanding the foregoing, in connection with any assignment in part to a wholly-owned subsidiary, (i) Landlord shall provide a written notice to Tenant specifying the rights and obligations so assigned and (ii) Landlord shall guaranty the performance of the obligations assigned to such wholly-owned subsidiary; provided, however, Landlord’s maximum liability under such guaranty shall not exceed the maximum liability it would have had under this Lease if such obligations had not been assigned. Landlord and each successor to Landlord shall be fully released from the performance of Landlord’s obligations under the Lease Documents and the Operating Agreement insofar as it affects the Building and this Lease (but no other DLR Landlord is released from its obligations under any other MMR Lease or the Operating Agreement) upon their transfer of Landlord’s interest in the Property to a third party provided that Landlord’s transferee assumes all of Landlord’s obligations under the Lease Documents. Provided that Landlord’s transferee assumes all obligations of Landlord under the Lease Documents, Landlord shall not be liable for any obligation under the Lease Documents after a transfer of its interest in the Property and Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease for all obligations and liabilities accruing on or after the date of such transfer. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

17. MISCELLANEOUS

17.1 Severability. If any provision of this Lease is determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Lease shall not be affected thereby.

17.2 Performance. The covenants and obligations of Tenant pursuant to this Lease shall be independent of performance by Landlord of the covenants and obligations of Landlord pursuant to this Lease. Tenant’s performance of each of its obligations under this Lease shall be a condition precedent to the duty of Landlord to perform its obligations hereunder.

17.3 Attorneys’ Fees and Costs. If either Landlord or Tenant initiates any litigation, mediation, arbitration or other proceeding regarding the enforcement, construction or interpretation of this Lease, then the non-prevailing party shall pay the prevailing party’s attorneys’ fees and costs (including, without limitation, all expense reimbursements, expert witness fees and litigation costs). In addition, if it should otherwise be necessary or proper for Landlord to consult an attorney concerning the review of instruments requested by Tenant, such as waivers of Landlord’s statutory or contractual landlord’s lien, non- disturbance agreements and instruments evidencing a proposed Transfer, or for the purpose of collecting Rent or otherwise seeking enforcement against Tenant, or any of its assigns, of Tenant’s obligations under this Lease, Tenant agrees to pay to Landlord its actual attorneys’ fees whether suit be brought or not to the extent such fees exceed $500.00. Should Landlord be made a party to any litigation instituted by Tenant against a party other than Landlord, or by a third party against Tenant, Tenant shall indemnify, hold harmless and defend Landlord from any and all Claims arising out or, in connection with, or in any manner related to such litigation.

17.4 Waiver of Right to Jury Trial. IN ORDER TO LIMIT THE COST OF RESOLVING ANY DISPUTES BETWEEN THE PARTIES, AND AS A MATERIAL INDUCEMENT TO EACH PARTY TO ENTER INTO THIS LEASE, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH EXPRESSLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY TRIAL HELD AS A RESULT OF A CLAIM ARISING OUT OF, IN CONNECTION WITH, OR IN ANY MANNER RELATED TO THIS LEASE IN WHICH LANDLORD AND TENANT ARE ADVERSE PARTIES. THE FILING OF A CROSS-COMPLAINT BY ONE AGAINST THE OTHER IS SUFFICIENT TO MAKE THE PARTIES “ADVERSE.”

17.5 Headings; Time; Survival. The headings of the Articles and Sections of this Lease are for convenience only and do not define, limit or construe the contents thereof. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Each of the parties hereto acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties. In all instances where Tenant is required to pay any sum or do any act at a particular indicated time or within an indicated period, it is understood that time is of the essence. Any obligations of Tenant accruing prior to the expiration of this Lease shall survive the termination of this Lease, and Tenant shall promptly perform all such obligations whether or not this Lease has expired.

17.6 Notices. Any notice which may or shall be given under the provisions of this Lease shall be in writing and may be delivered by (i) by hand delivery or personal service, (ii) by a reputable overnight courier service which provides evidence of delivery, or (iii) by telecopy (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), if for Landlord, to the Building office and at the address specified in Item 15 of the Basic Lease Information, or if for Tenant, at the address specified in Item 2 of the Basic Lease Provisions, and, if a Cross-Default Notice under Section 15.1.4, to each other DLR Landlord and each other Telx Tenant at the address specified in each other MMR Lease, or at such other addresses as either party may have theretofore specified by written notice delivered in accordance herewith. Such address may be changed from time to time by either party by giving notice as provided herein. Notice shall be deemed given, (a) when delivered (if delivered by hand or personal service), (b) if sent by a reputable overnight courier service, on the business day immediately following the business day on which it was sent, or (c) the date the telecopy is transmitted. If the term Tenant as used in this Lease refers to more than one (1) person and/or entity, and notice given as aforesaid to any one of such persons and/or entities shall be deemed to have been duly given to Tenant. Notwithstanding any provision of this Lease to the contrary, in the case where statutory law requires that any notice, notice to quit or pay rent, summons or complaint (or any other form of writing required in connection with the assertion of rights against Tenant, the enforcement of Tenant’s obligations under this Lease or the termination of Tenant’s rights hereunder) (collectively, “Statutory Written Notices or Complaints”) must be delivered or served in a particular form, delivered to or served on Tenant through delivery to or service on a particular representative of Tenant, delivered or served in a particular manner (or by a particular method), for purposes of determining compliance with such applicable statutory requirements, the time, manner or method of delivery of all such Statutory Written Notices or Complaints delivered to or served on all of the Tenant addressees for notices listed in Item 2 of the Basic Lease Information (other than the timing, manner and/or method of delivery of the Statutory Written Notice or Complaint to the first addressee listed in Item 2 of the Basic Lease Information) shall be disregarded, and if the timing, manner and, method of delivery and form of the Statutory Written Notice or Complaint delivered to the first addressee listed in Item 2 of the Basic Lease Information shall satisfy the applicable statutory requirements, then such statutory requirements shall be deemed satisfied with respect to the timing, manner, and method of delivery and form with respect to all Tenant addressees as of the date of delivery to such first addressee.

17.7 Governing Law; No Counterclaim; Jurisdiction. This Lease shall be governed by, and construed in accordance with, the laws of the state in which the Property is located. It is mutually agreed that in the event Landlord commences any summary proceeding for non-payment of Rent, Tenant will not interpose any counterclaim (other than a compulsory counterclaim) of whatever nature or description in any such proceeding. The foregoing shall not by construed to prevent Tenant from bringing a separate action related to such counterclaims. In addition, Tenant hereby submits to local jurisdiction in the state in which the Property is located and agrees that any action by Tenant against Landlord shall be instituted in the state in which the Property is located and that Landlord shall have personal jurisdiction over Tenant for any action brought by Landlord against Tenant in the state in which the Property is located.

17.8 Incorporation; Amendment; Merger. This Lease, along with any exhibits and attachments or other documents referred to herein, all of which are hereby incorporated into this Lease by this reference, constitutes the entire and exclusive agreement between Landlord and Tenant relating to the Tenant Space, and each of the aforementioned documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral agreements, understandings and/or practices relative to the leasing or use of the Tenant Space are merged herein or revoked hereby.

17.9 Exclusive. Landlord has designated Tenant as its exclusive Landlord-sponsored meet-me room operator for the Building. [***]

17.10 Examination of Lease. This Lease shall not be binding or effective until each of the parties hereto have executed and delivered an original or counterpart hereof to each other.

17.11 Recordation. Unless required by law, neither Tenant nor any person or entity acting through, under or on behalf of Tenant shall record or cause the recordation of this Lease, a short form memorandum of this Lease or any reference to this Lease.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.12 Authority. The persons executing this Lease on behalf of Landlord and Tenant represent to the other party that they are duly authorized to execute and deliver this Lease pursuant to their respective by-laws, operating agreement, resolution or other legally sufficient authority. Further, each party and the persons executing this Lease on their behalf represent to the other party that (i) if it is a partnership, the undersigned are all of its general partners, (ii) it has been validly formed or incorporated, (iii) it is duly qualified to do business in the state in which the Property is located, and (iv) this Lease is being executed on its behalf and for its benefit.

17.13 Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives and permitted successors and assigns.

17.14 Force Majeure. A party shall incur no liability to the other party with respect to, and shall not be responsible for any failure to perform, any of its obligations hereunder (other than payment obligations or obligations that may be cured by the payment of money (e.g., maintaining insurance)) if such failure is caused by any reason beyond the control of the party obligated to perform such obligations, including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services (collectively, “Force Majeure”). The amount of time for a party to perform any of its obligations (other than payment obligations) shall be extended by the amount of time it is delayed in performing such obligation by reason or any force majeure occurrence whether similar to or different from the foregoing types of occurrences.

17.15 No Partnership or Joint Venture; No Third Party Beneficiaries. Nothing contained in this Lease shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant. Landlord shall have no obligations hereunder to any person or entity other than Tenant or any person or entity claiming through Tenant, and no other parties shall have any rights hereunder as against Landlord.

17.16 Access by Landlord. Landlord, Landlord’s agents and employees shall have the right to enter upon any and all parts of the Tenant Space at any reasonable time upon prior reasonable oral or written notice (except in the case of an emergency when as much prior notice as Landlord in good faith determines is practicable given the circumstances) to examine the condition thereof, to clean, to make any repairs, alterations or additions required to be made by Landlord hereunder, to show the Tenant Space to prospective purchasers or tenants or mortgage lenders (prospective or current), to determine whether Tenant is complying with all of its obligations under this Lease, to exercise any of Landlord’s rights or remedies hereunder, to perform its obligations under Retained MMR Leases, and for any other purpose deemed reasonable by Landlord. In connection with Landlord’s rights hereunder, Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Tenant Space, and Landlord shall have the right to use any and all means by which Landlord may deem proper to open such doors to obtain entry to the Tenant Space. Tenant hereby waives any claim for damages for any injury to Tenant’s business or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Tenant Space or any other loss occasioned by such entry, and Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof, and no such entry to the Tenant Space shall be deemed or construed to be a forcible or unlawful entry into or a detainer of the Tenant Space or an eviction, actual or constructive, of Tenant from any part of the Tenant Space. Notwithstanding anything herein to the contrary, except for emergencies, Landlord shall use reasonable efforts to minimize disruption of Tenant’s business or occupancy during such entries. Notwithstanding anything in Sections 17.16 and 17.17, any rules or regulations promulgated by Landlord or any maintenance schedule relative to Landlord’s access to the Tenant Space to the contrary, Landlord agrees that (except in the case of an emergency) Landlord’s access to the Premises shall be subject to Landlord’s compliance with reasonable procedures required by Tenant, provided that (i) Landlord has received reasonable prior written notice of such procedures, (ii) such procedures do not interfere with Landlord’s ability to perform Landlord’s obligations under this Lease or any other lease demising premises in the Building, and (iii) Tenant reimburses Landlord for the additional costs Landlord incurs in complying with such procedures within thirty (30) days following Landlord’s written demand therefor. Notwithstanding anything herein to the contrary, except for emergencies, Landlord shall use reasonable efforts to minimize disruption of Tenant’s business or occupancy during such entries.

17.17 Rights Reserved by Landlord. Landlord reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Lease) and without being, deemed an eviction or disturbance of Tenant’s use or possession of the Tenant Space or giving rise to any claim for set-off or abatement of Rent: (i) to change the name or street address of the Building and/or the Property; (ii) to install, affix and maintain all signs on the exterior and/or interior of the Building and/or the Property; (iii) to show the Tenant Space, the Building and/or the Property to mortgagees, prospective mortgagees, prospective purchasers and ground lessors, and prospective lessees at reasonable hours; (iv) to change the arrangement of entrances, doors, corridors, elevators and/or stairs in the Building and/or the Property, and/or to make such alterations to Building as Landlord deems desirable; (v) to install, operate and maintain systems which monitor, by closed circuit television or otherwise, all persons entering or leaving the Building and/or the Property; (vi) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Tenant Space and which serve other parts or other tenants or occupants of the Building and/or the Property; (vii) to retain at all times master keys or pass keys to the Tenant Space; (viii) the exclusive right to create any additional improvements to structural and/or mechanical systems, interior and exterior walls and/or glass, which Landlord deems necessary without the prior consent of Tenant; and (ix) subject to Section 17.9, the absolute right to lease space in the Building and the Property and to create such other tenancies in the Building and the Property as Landlord, in its sole business judgment, shall determine is in the best interests of the Property (and Landlord does not represent and Tenant does not rely upon any specific type or number of tenants occupying any space in the Building and the Property during the Term of this Lease). Notwithstanding the foregoing, Landlord’s ability to exercise its rights pursuant to clauses (iv), (vi) and (viii) shall be conditioned upon such exercise by Landlord not having a material adverse effect on (A) Tenant’s use or occupancy of the Premises or (B) the business operations and use and occupancy of the Premises by MMR Subtenants.

17.18 Counterparts; Execution by Facsimile. This Lease may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Lease. Landlord and Tenant agree that the delivery of an executed copy of this Lease by facsimile shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Lease had been delivered.

17.19 Confidentiality. Each party agrees that (i) the terms and provisions of this Lease are confidential and constitute proprietary information of the parties and (ii) it shall not disclose, and it shall cause its partners, officers, directors, shareholders, employees, brokers and attorneys to not disclose any term or provision of this Lease to any other person without first obtaining the prior written consent of the other party, except that each party shall have the right to disclose such information for valid business, legal and accounting purposes.

17.20 Conference Rooms. Tenant shall be entitled to use Landlord’s conference room, if any, in the Building to meet with prospective users of the Premises on an “as available” basis upon reasonable prior notice. The use of such conference room shall be free of charge for the first year following the Effective Date, and thereafter Landlord may charge its standard hourly rate for the use of such conference room if it charges such a rate to other tenants in the Building.

17.21 Tenant Expansion Rights. Tenant shall be entitled to expand the Premises to include Ancillary Space pursuant to the terms and conditions of Exhibit “G” to the expansion Ancillary Space that is described and depicted on Exhibit “G-l”. Further, if Tenant desires to expand the Premises, Tenant shall advise Landlord and if Landlord has space available in the Building that is contiguous to the Premises, Landlord shall offer such premises to Tenant on the following terms: (i) if the space is conditioned to provide equivalent MMR Systems and capacities as set forth in the Premises Specifications, Tenant may lease all or a portion of such additional space in increments as close to 3,000 rentable square feet as is commercially reasonable at [***] per rentable square foot per month (increased by [***] per annum on a compounded basis from and after the Effective Date), with a term co-terminous with remaining term of this Lease (including renewal options), and (ii) if such adjacent space is not conditioned, Tenant may lease such

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

space on a triple net basis from Landlord in increments as close to 5,000 rentable square feet as is commercially reasonable at the rate of [***] per rentable square foot per year, increased by [***] per annum on a compounded basis from the Effective Date for the Premises, with a term co-terminous with remaining term of this Lease (including renewal options). If the space is delivered in an unconditioned state, Landlord shall provide a reasonable amount of mutually acceptable common area space at no additional rent or cost for Tenant to install necessary equipment and systems to make such space usable for MMR Services, including power, back-up power, security, HVAC and conduits. Tenant’s expansion rights under this paragraph shall be subordinate to any existing rights to lease in existing leases with other tenants in the Building, but any expansion or lease rights granted to third party tenants with respect to any premises contiguous to the Premises shall be subordinate to the expansion rights of Tenant hereunder. Tenant shall be provided the right to inspect premises contiguous to the Premises, subject to the rights of existing tenants of such space. The measurement and determination of the number or rentable square feet contained in any expansion space shall be performed in a manner consistent with Landlord’s then practices for all tenants of the Building. Notwithstanding anything in this Lease to the contrary, to the extent Tenant fails to exercise its expansion rights described in this Section and Exhibit “G” within five (5) years following the Effective Date, such unexercised expansion rights shall automatically terminate, time being of the essence with respect to the exercise thereof.

17.22 Definitions. Initially-capitalized terms not defined in Exhibit “I” attached hereto shall have the meanings otherwise ascribed to such terms in this Lease.

17.23 Incorporation of Exhibits. All of the terms and conditions of all of the Exhibits to this Lease are hereby incorporated into this Lease.

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[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the Effective Date.

LANDLORD:

DIGITAL – BRYAN STREET PARTNERSHIP, L.P.,

a Texas limited partnership

By:	DRT – Bryan Street, LLC, a Delaware limited liability company, its general partner

By:	Digital Realty Trust, L.P., a Maryland limited partnership, its Member and Manager

By:	Digital Really Trust, Inc., a Maryland corporation, Its General Partner

By:	/S/ MICHAEL F. FOUST
Name:	Michael F. Foust
Its:	Chief Executive Officer

TENANT:

TELX - DALLAS, LLC,

a Delaware limited liability company

By:	/S/ J. TODD RAYMOND
Name:	J. Todd Raymond
Title:	President

EXHIBIT “B”

INSURANCE REQUIREMENTS

Policies

A. Commercial general liability insurance (including contractual liability):	$2,000,000 million single limit; $5,000,000 million aggregate limit

B. “All Risk” Personal Property Insurance:	Full Replacement Value of Tenant’s Personal Property in Tenant Space.

C. Workers’ Compensation Insurance:	in accordance with the laws of the state in which the Property is located, and Employer’s Liability insurance with a limit not less than $1,000,000 Bodily Injury Each Accident; $1,000,000 Bodily Injury By Disease - Each Person; and $1,000,000 Bodily Injury By Disease - Policy Limit.

Requirements:

All insurance required under this Lease shall be issued by insurers with a “General Policyholders Rating” of at least A-, X, as set forth in “Best’s Insurance Guide.” Such insurers shall be authorized to do business in the state in which the Property is located. The commercial general liability policies procured hereunder shall name the Landlord Group (as defined in the Basic Lease Information) and Landlord’s managing agent, and any Holders of any Security Documents designated by Landlord as additional insureds. Prior to occupying the Tenant Space and upon subsequent requests of Landlord, Tenant shall submit to Landlord evidence that Tenant has the insurance policies required hereunder in effect and, if requested by Landlord, shall provide Landlord with certificate of insurance evidencing such policies. All insurance policies procured hereunder shall contain a provision stating that the insurer shall endeavor to provide at least thirty (30) days written notice to Landlord and all others named as additional insureds prior to any cancellation or material modification of such policy. If Tenant does not deliver to Landlord a certificate or other proof of renewal or coverage from another insurance carrier prior to the expiration dates of each expiring policy, Landlord may give written notice to Tenant of such failure and if Tenant does not obtain such insurance within five (5) business days of receipt of such notice, Landlord may obtain such insurance on behalf of Tenant, and Tenant shall, within ten (10) business days after Landlord’s demand therefor, pay to Landlord an amount equal to the cost of such insurance policies plus an administrative surcharge of five percent (5%). All of Tenant’s insurance policies with respect to the Tenant Space shall be endorsed so as to include a waiver of subrogation in accordance with and to the full extent of Tenant’s waiver of claims with respect to the Landlord Group set forth in Sections 9.2 and 14.1 of this Lease.

EXHIBIT “C”

STATE LAW PROVISIONS

1. REMEDIES FOR EVENTS OF DEFAULT.

1.1 Landlord’s Right to Terminate Upon Tenant Default. This Lease and the Term and estate hereby granted and the demise hereby made are subject to the limitation that if and whenever any Event of Default shall occur, Landlord may, at Landlord’s option, in addition to all other rights and remedies given hereunder or by law or equity, do any one or more of the following without notice or demand, any such notice or demand being hereby waived:

1.1.1 Terminate this Lease, in which event Tenant shall immediately surrender possession of the Tenant Space to Landlord.

1.1.2 Enter upon and take possession of the Tenant Space and expel or remove Tenant and any other occupant therefrom, with or without having terminated this Lease.

1.1.3 Alter locks and other security devices at the Tenant Space.

1.1.4 Terminate any and all agreements, subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant, with Landlord or with third parties, and affecting the Tenant Space or any part of the Meet-Me Room or the Building.

1.2 No Surrender or Merger. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of all or any part of the Tenant Space by Tenant, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. Except for a wrongful lock-out, (a) no such alteration of security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others on or about the Tenant Space shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting, after any Event of Default, to the aforesaid exercise of dominion over Tenant’s property within the Building, and (b) all claims for damages by reason of such re-entry and/or possession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Tenant agrees that any re-entry by Landlord may be pursuant to judgment obtained in forcible detainer proceedings or other legal proceedings or without the necessity for any legal proceedings in accordance with applicable laws, as Landlord may elect, and Landlord shall not be liable in trespass or otherwise.

1.3 Damages Upon Default. If Landlord elects to terminate this Lease by reason of an Event of Default, then, notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord the sum of all rental and other indebtedness accrued to the date of such termination, plus, as damages, an amount equal to the then present value of the rental reserved hereunder (including, without limitation, Rent and all other charges under this Lease) for the remaining portion of the Term of this Lease (had such Term not been terminated by Landlord prior to the expiration of the Term of this Lease), less the then present value of the fair rental value of the Tenant Space for such period.

In the event that Landlord elects to terminate this Lease by reason of any Event of Default, in lieu of exercising the rights of Landlord under the preceding paragraph of this Section 1.3, Landlord may instead hold Tenant liable for all rental and other indebtedness accrued to the date of such termination, plus such rental and other indebtedness as would otherwise have been required to be paid by Tenant to Landlord during the period following termination of the Term of this Lease measured from the date of such termination by Landlord until the expiration of the Term of this Lease (had Landlord not elected to terminate this Lease on account of such Event of Default) diminished by any net sums thereafter received by Landlord through reletting the Tenant Space during said period (after deducting expenses incurred by Landlord as provided in Section 1.5 below). Actions to collect amounts due by Tenant provided for in this paragraph of this Section 1.4 may be brought from time to time by Landlord during the aforesaid period, on one or more occasions, without the necessity of Landlord’s waiting until the expiration of such period, and in no event shall Tenant be entitled to any excess of rental (or rental plus other sums) obtained by reletting over and above the rental provided for in this Lease.

1.4 Repossession of Tenant Space. If Landlord elects to repossess the Tenant Space without terminating this Lease, Tenant shall be liable for and shall pay to Landlord all rental and other indebtedness accrued to the date of such repossession, plus Rent required to be paid by Tenant to Landlord during the remainder of the Term of this Lease until the expiration of the Term of this Lease, diminished by any net sums thereafter received by Landlord through reletting the Tenant Space during said period (after deducting expenses incurred by Landlord as provided in Section 1.5 below). In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. Actions to collect amounts due by Tenant as provided in this Section 1.4 may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until the expiration of the Term of this Lease.

1.5 Landlord’s Expenses. Upon an Event of Default, Tenant shall also be liable for and shall pay to Landlord, in addition to any sum provided to be paid pursuant to this Lease: (i) the costs and expenses of securing new tenants, including expenses for refixturing, alterations and other costs in connection with preparing the Tenant Space for the new tenant and any reasonable or necessary alterations, (ii) the cost of removing and storing Tenant’s or other occupant’s property, and (iii) all reasonable expenses incurred by Landlord in enforcing Landlord’s remedies, including reasonable attorneys’ fees. Past due rental and other past due payments shall bear interest from maturity at the Default Rate (as defined in Section 1.9 below) until paid.

1.6 Cumulative Remedies; Equitable Relief. The specific remedies to which Landlord may resort under the provisions of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, subject to Applicable Laws, Landlord shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

1.7 Reletting. Tenant acknowledges that Landlord has entered into this Lease in reliance upon, among other matters, Tenant’s agreement and continuing obligation to pay all rental due throughout the Term. As a result, Tenant agrees that Landlord has no obligation to: (i) relet the Tenant Space prior to leasing any other space within the Building; or (ii) relet the Tenant Space (A) at a rental rate or otherwise on terms below market, as then determined by Landlord in its reasonable discretion; (B) to any entity not satisfying Landlord’s then standard financial credit risk criteria; (C) for a use (1) not consistent with Tenant’s use prior to default; (2) which would violate then applicable law or any restrictive covenant or other lease affecting the Building; (3) which would impose a greater burden upon the Building’s facilities than Tenant’s use in accordance with this Lease; or (4) which would involve any use of Hazardous Materials (other than those Hazardous Materials permitted to be used by Tenant under this Lease); or (D) for meet-me room purposes; or (iii) make any alterations to the Tenant Space or the Building or otherwise incur any costs in connection with any such reletting, unless such costs are reimbursed by the new tenant of the Tenant Space or by Tenant.

1.8 Waiver of Landlord’s Lien. Landlord hereby expressly waives and releases any and all contractual liens and security interests or constitutional and/or statutory liens and security interests arising by operation of law to which Landlord might now or hereafter be entitled on all the property of Tenant which Tenant now or hereafter places in or upon the Premises (except for judgment liens that may arise in favor of Landlord). The waiver and release contained herein shall not waive, release or otherwise affect any unsecured claim Landlord may have against Tenant.

1.9 Default Rate. Tenant shall pay to Landlord interest on all such delinquent amounts payable by Tenant under this Lease at an interest rate (the “Default Rate”) equal to the lesser of (a) four percent (4%) per annum in excess of the rate (the “Prime Rate”) published as the prime rate by The Wall Street Journal (or its successor, assign or a comparable publication) in its listing of “Money Rates” or (b) the maximum lawful rate from the date such amounts are first delinquent until the date the same are paid. In no event, however, shall the charges permitted under this Section 1.9 hereof or elsewhere in this Lease, to the extent the same are considered to be interest under applicable law, exceed the maximum lawful rate of interest.

2. MARGIN TAX. The term “Taxes” as used in Section 3.4 of this Lease shall also include all taxes attributable to taxable margin levied pursuant to Chapter 171 of the Texas Tax Code, as the same may be amended, superseded or replaced from time to time.

3. CALCULATION OF CHARGES. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions set forth in this Lease for determining charges, amounts and additional rent payable by Tenant (including, without limitation, payments under Section 3.4 are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. Accordingly, Tenant hereby voluntarily and knowingly waives all rights and benefits of Tenant under Section 93.012 of the Texas Property Code, as such Section now exists or as may be hereafter amended or succeeded.

EXHIBIT “D”

PREMISES SPECIFICATIONS

2323 Bryan St.

Commitments for 2323 Bryan Street

1) Utility Feed- 600 Amp breaker at 480 Volts dedicated to the Meet Me Room

2) Generator- 400 kW of generated supported power

3) Cooling – Four (4) x 20 Ton units. Total of 80 Tons dedicated to the Meet Me Room in an N+1 configuration

4) DC Plant- 2000 Amp bus with 800 Amps of Rectifiers

5) UPS-80 kVa UPS dedicated to the MMR

6) Fire detection and suppression equipment in the Premises in accordance with Applicable Laws

7) Landlord’s Access Control Systems

EXHIBIT “E”

EXCLUSIONS TO BUILDING OPERATING EXPENSES AND MMR OPERATING EXPENSES

The following shall be excluded from Building Operating Expenses and MMR Operating Expenses:

(1) Costs for capital improvements and capital expenditures, other than capital improvements and expenditures which, although capital in nature, can reasonably be expected to reduce the normal operating costs of the Building, as well as all capital improvements made in order to comply with any law promulgated by any governmental authority (other than the costs to cure any governmental law violations existing as of the Effective Date), and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the iike, with any such capital improvements or costs to be amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

(2) Costs for repair, replacements and general maintenance paid by proceeds of insurance or by Tenant, other tenants in the building or other third parties, and alterations attributable solely to tenants of the Building other than Tenant;

(3) Costs for principal, interest, amortization or other payments on loans to Landlord and all refinancings thereof;

(4) Costs for depreciation of the Building, building equipment and Landlord’s personal property;

(5) Costs and expenses incurred in connection with leasing space in the Building to tenants (including Tenant), including, without limitation, marketing costs (other than marketing costs related to this Lease and the Operating Agreement), leasing commissions and the costs of any inducements provided to tenants, including but not limited to tenant improvement work, tenant finish allowances, costs incurred for materials and labor in connection with the installation of multi-tenant floor corridor configurations, security systems, rent allowances, lease takeover costs, payment of moving costs and other similar costs and expenses;

(6) Costs for legal expenses, other than those incurred for the general benefit of the Building’s tenants (e.g., tax disputes);

(7) Costs for renovating or otherwise improving space for occupants of the Building or vacant space in the Building;

(8) Costs for correcting structural defects or defects in the construction of the Building;

(9) Costs for overtime or other expenses of Landlord in curing defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense;

(10) Costs for taxes paid by Tenant or other tenants of the Property as a separate charge on the value of their leasehold improvements, death taxes, excess profits taxes, franchise taxes and state and federal income taxes, except to the extent imposed in substitution for or in lieu of all or any portion of such taxes, except to the extent imposed in lieu of all or any part of taxes;

(11) Costs for alterations, maintenance, repair or replacements attributable solely to specific tenants or occupants of the Building or for building equipment or systems dedicated to premises of other tenants in the Building and not the Tenant Space;

(12) Costs for fees for professional services including legal, architectural, engineering, accounting and appraisal that (a) are not directly related to the management, operation, repair and maintenance of the Building, or (b) are related to the purchase or leasing of the Building;

(13) Costs incurred by Landlord to the extent that Landlord is entitled to receive reimbursement for such costs from any source (including, but not limited to, insurance and tenants of the Building);

(14) Costs for real estate commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations with purchasers or potential purchasers of the Building;

(15) Costs for all costs and expenses (including but not limited to attorneys’ fees) incurred in connection with disputes with tenants or other occupants of the Building;

(16) Costs for expenses in connection with services or other benefits which are not provided to Tenant, but which are provided solely to other tenants or occupants of the Building;

(17) Costs incurred by Landlord due to the violation by Landlord, or any other tenants of the Building, of the terms and conditions of any lease of space in the Building;

(18) Costs for Landlord’s general overhead and general administrative expenses;

(19) Costs for rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment or machinery ordinarily considered to be of a capital nature, if such machinery or equipment would constitute a capital expenditure if purchased by Landlord;

(20) Costs for advertising and promotional expenditures;

(21) Costs for penalties or fines incurred by Landlord due to a violation by Landlord of any legal requirement, building codes or any other government rule or requirement;

(22) Costs for salary, benefits and commissions of Landlord’s officers, management supervisors and leasing agents;

(23) Costs for expenses related to compliance with environmental laws;

(24) Costs necessitated by or resulting from the negligence of Landlord, its agents, officers, or employees or Landlord’s breach of its obligations under this Lease or any lease with other tenants in the Building; and

(25) Costs for any amounts payable under any ground lease.

EXHIBIT “G”

TENANT EXPANSION RIGHTS

1. Rooftop Premises.

1.1 Landlord hereby grants to Tenant during the Term the non-exclusive right to install, maintain and operate, at Tenant’s sole cost and expense, the number of rooftop masts (the “Rooftop Masts”) set forth in Exhibit “G-l”, supporting antennae and/or satellite dishes with the characteristics and dimensions reasonably approved by Landlord, and related equipment as necessary to connect such antennae and satellite dishes to Tenant’s allied machinery and equipment in the Building (the antennae, satellite dishes and related equipment being collectively referred to as the “Antenna Equipment”) on portions of the roof of the Building in the exact locations reasonably specified by Landlord, after giving good faith consideration to any location requested by Tenant. Notwithstanding anything herein to the contrary, Tenant’s right to install, maintain and operate the Antenna Equipment is subject to the Antenna Equipment (i) not adversely affecting in any material manner the structure of the Building, the roof of the Building, the warranty for the roof of the Building or the safety of the Building; (ii) not adversely affecting in any material manner the electrical, mechanical or any other system of the Building or the functioning thereof; (iii) not adversely interfering with the operation of the Building or the provision of services or utilities to other current or future tenants and occupants of the Building; and (iv) being otherwise approved by Landlord in writing (which approval shall not be unreasonably, withheld, conditioned or delayed).

1.2 Tenant shall install, maintain and operate the Antenna Equipment in compliance with (i) all present and future governmental and fire underwriting laws, ordinances, orders, rules and regulations (collectively, “Applicable Antenna Laws”) applicable to the Antenna Equipment and the Building, including, without limitation, the rules and regulations of the Federal Communications Commission and the Federal Aviation Administration and any other governmental and quasi- governmental authorities having jurisdiction with respect to the Building or Tenant’s installation, maintenance and/or operation of the Antenna Equipment, and (ii) the conditions of any bond or warranty maintained by Landlord on the roof.

1.3 Prior to installation of the Antenna Equipment and any modifications or changes thereto, Tenant shall submit to Landlord in writing all plans for Landlord’s approval, and may only commence the installation after having obtained Landlord’s written approval, which shall not be unreasonably withheld, conditioned, or delayed. The size, weight, style, type, materials, exact location, method of installation and other matters related to the Antenna Equipment shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned, or delayed. Landlord may supervise any roof work. The Antenna Equipment shall be clearly marked to show Tenant’s name, suite number, address, telephone number, the name of the person to contact in case of emergency and the transmission lines shall be identified at the bottom and top of each line. In the event Tenant requires an electric power supply and/or usage in connection with the Antenna Equipment which is different from that currently provided by Landlord, Tenant shall, at its sole cost and expense, obtain such power supply and pay any and all recurring charges associated with such power supply. Any work performed in connection therewith shall comply with the provisions of the Lease. Landlord shall provide to Tenant reasonable access to the roof of the Building and affected areas of the base Building for the maintenance and operation of the Antenna Equipment. Access to the roof of the Building or other areas of the Building will be available by requesting access according to the Building policy. Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord as a result of such access at times other than the normal business hours of the Building. All access to the roof of the Building or other areas of the Building shall be subject to the continuing control of, and reasonable security and safety procedures established by, Landlord.

1.4 Tenant shall, at its sole cost and expense, be responsible for the maintenance of the Antenna Equipment and any cable, wiring, connecting lines, conduit, and other installations, equipment or property installed or placed by or for on behalf of Tenant anywhere on the rooftop or the Building (collectively, the “Rooftop Equipment”) in accordance with all Applicable Antenna Laws and the terms of this Lease. At the expiration or earlier termination of this Lease or termination of Tenant’s right to possess the Tenant Space, Tenant shall remove the Rooftop Equipment from the Building and restore the roof and the Building areas affected to the condition existing prior to installation of the Rooftop Equipment, all at Tenant’s sole cost and expense. The removal shall be performed in a good and workmanlike manner without causing any interference or damage to the Building, structures, equipment, or operations of Landlord or any of the tenants and other occupants of the Building. Should any interference, damage or destruction occur, it shall be immediately remedied by Tenant, at Tenant’s sole cost and expense. If Tenant fails to remove the Rooftop Equipment within thirty (30) days after the expiration or earlier termination of the Term or the termination of Tenant’s right to possess the Tenant Space, Landlord shall have the right, but not the obligation, to elect either (i) to remove the Rooftop Equipment at Tenant’s cost and expense plus a 10% administrative fee, and Landlord shall have no liability for the return of, or damage to, the Rooftop Equipment, or (ii) to treat the Rooftop Equipment as abandoned by Tenant. Tenant shall indemnify and hold Landlord harmless from and against any and all demands, liability, liens, claims, losses, costs and expenses (including reasonable attorneys’ fees) relating to or arising from the design, construction, installation, operation, maintenance, existence and/or removal of the Rooftop Equipment.

2. Heat Rejection Equipment. A reasonable amount of space on the Property to accommodate Item 1 of Exhibit “G-l”, the location of which and the plans and specifications therefor, to be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed.

EXHIBIT “G-l”

TENANT EXPANSION RIGHTS (SPECIFICATIONS)

1)	Ancillary space for the purpose of additional heat rejection equipment (20 Ton Unit) and necessary connecting conduits, in a location and pursuant to plans and specifications therefor, approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.

2)	Masts- Five (5) three foot mast on the roof that can support three (3) antennae per mast.

EXHIBIT “I”

CERTAIN DEFINITIONS

“Affiliate” shall mean any individual, partnership, limited liability company, corporation, trust, real estate investment trust, association or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such party. The term “control,” as used in this Lease, means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to a controlled corporation, partnership or limited liability company or the power to direct or cause the direction of the management or policies of an entity.

“Breakpoint” shall mean the Threshold Amount under this Lease for a calendar year.

“Cross-Default Notice” shall have the meaning set forth in Section 15.1.4 of the Standard Lease Provisions.

“Current Base Rent” shall mean Current Premises Income minus Landlord Provided Power.

“Current Premises Income” shall mean the dollar amount of rent per rentable square foot of the Premises being collected by Landlord on a monthly basis from the Tenant Space on the Effective Date.

“DLR” shall mean Digital Realty Trust, L.P., a Delaware limited partnership.

“DLR Landlord” shall mean with respect to each MMR Lease, the applicable DLR Affiliate that is the landlord under such MMR Lease.

“Existing MMR Lease” shall mean a lease between Landlord and a third party tenant for space in the Tenant Space that is in effect on the Effective Date.

“Existing MMR Tenant” shall mean the Tenant under an Existing MMR Lease.

“Gross Revenue” shall mean (i) all gross revenue collected by Tenant from its MMR Subtenants in the Premises plus (ii) all Retained Tenant Revenue.

“HVAC” shall mean heating, ventilation and air conditioning.

“Increased Base Rent Notice” shall have the meaning set forth in Item 11 of the Basic Lease Information.

“Landlord Interconnection Facilities” shall have the meaning set forth in Section 1.3 of the Standard Lease Provisions.

“Landlord Provided Power” shall mean an amount equal to (i) the kilowatt hours utilized for the Premises for the last full calendar month prior to the Effective Date (ii) multiplied by the average cost per kilowatt hour for the Building for the twelve (12)-month period prior to the Effective Date.

“MMR Lease” shall mean a lease by and between a DLR Affiliate, as landlord, and Tenant Parent or a Telx Affiliate, as tenant, for meet-me room suites in a MMR Building.

“MMR Services” means the services typically provided by companies in the primary business of providing carrier-neutral interconnections, such as the Switch & Data, Equinix, CRG West and Telehouse, including without limitation, furnishing of space, racks and pathway in the Premises to tenants for the purpose of such tenants’ placement and maintenance of computer, switch and/or communications equipment and connections with the communications cable and facilities of other tenants in the Premises, and common area cable management systems comprised of ladder racks, fiber trays, under-floor cable trays and other similar equipment installed for the benefit of all tenants of the Premises.

“MMR Sublease” shall mean and refer to any sublease, lease, license or occupancy agreement between an MMR Subtenant and Tenant pursuant to which such MMR Subtenant subleases or otherwise uses and occupies any portion of the Premises.

“MMR Subtenant” shall mean and refer to any tenant, subtenant, licensee or other permitted user of any portion of the Premises who contracts with Tenant with respect to use of a portion of the Premises.

“MMR Systems” shall mean the power, UPS plant, DC plant, back-up generator, fire suppression, fire detection, conduits, HVAC systems, monitoring systems, and other systems, dedicated or shared, and equipment serving the Premises, including the systems identified in the Premises Specifications.

“Permitted Transferee” shall mean shall mean an assignee of this Lease that is either (i) permitted without the approval of Landlord pursuant to Section 10.2 of this Lease or (ii) approved or otherwise consented to by Landlord pursuant to Article 10 of this Lease.

“Retained Building/MMR Tenant” shall mean a Retained Tenant that leases space in the Premises and also leases other space in the Building.

“Retained MMR Lease” shall have the meaning set forth in Section 10.7 of this Lease.

“Retained MMR-Only Tenant” shall mean a Retained Tenant that only leases space in the Premises and does not lease other space in the Building.

“Retained MMR Tenant” shall have the meaning set forth in Section 10.7 of this Lease.

“Retained Tenant Revenue” shall mean (i) the gross revenue collected by Landlord from all Retained MMR-Only Tenants for the applicable period of the MMR Lease term, plus (ii) gross revenue payable to Landlord for any Retained MMR/Building Tenants pursuant to the terms of the applicable Retained MMR Leases for the applicable period of the MMR Lease term (whether or not such amounts are actually collected from the applicable Retained MMR/Building Tenants, it being the intent of the parties that Landlord bear the credit/default risk of the Retained MMR/Building Tenants).

“Telx Tenant” shall mean with respect to each MMR Lease, Tenant Parent or the applicable Telx Affiliate that is the tenant under such MMR Lease.

“Tenant Standard of Operation” shall mean the operation of the Premises to provide MMR Services in the Premises to the MMR Subtenants and the Retained MMR Tenants at a level consistent with the level of services provided by Tenant Parent in that certain building located at 56 Marietta Street NW, Atlanta, Georgia and the Tenant Parent building located at 60 Hudson, New York, New York for the period prior to the acquisition by GI Manager L.P., a Delaware limited partnership (“GI”), either directly or through one or more GI Affiliates, of a controlling equity interest in Tenant Parent.

“Threshold Amount” shall have the meaning set forth in Exhibit “Q”.

EXHIBIT “J”

DISPUTE RESOLUTION PROCEDURES

A party shall initiate the Dispute Resolution Procedures by delivering written notice (the “Dispute Resolution Notice”) to the other party specifying in reasonable detail the matter in dispute, the amount in controversy, if applicable, and the remedy sought. Any claims raised in a Dispute Resolution Notice shall be brought no later than the expiration of the statute of limitations applicable to the facts or circumstances giving rise to such claims. All matters raised in a Dispute Resolution Notice that are not barred by the applicable statute of limitation shall be resolved exclusively in binding arbitration before one arbitrator, with such arbitration to be conducted pursuant to the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time of the delivery of the Dispute Resolution Notice (the “JAMS Rules”). Alternatively, the parties may mutually agree on a case-by-case basis, to have the JAMS Streamlined Arbitration Rules and Procedures in effect at the time of the delivery of the Dispute Resolution Notice to serve as the JAMS Rules. The arbitrator shall be appointed in accordance with the JAMS Rules. In the event that JAMS does not have an office in the state where the Building is located, then the parties shall negotiate in good faith to determine a separate third-party dispute resolution service (i.e. the American Arbitration Association) to select the arbitrator, which service’s standard rules and regulations shall govern the conduct of the arbitration hearing (unless otherwise mutually agreed by the parties).

Hearings shall be held in the metropolitan area in which the Building is located, or another venue determined by mutual agreement of the parties. Notwithstanding anything in this Exhibit to the contrary, the parties shall each have the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order or appointment of a receiver if the arbitration award to which the party may be entitled may be rendered ineffectual in the absence of such relief or if there is no other adequate remedy.

The arbitrator shall make the award in accordance with the terms of this Lease and the laws of the State in which the Building is located. The arbitrator shall have the power to grant legal and equitable remedies, and award damages, that may be granted or awarded by a judge of a court of competent jurisdiction in the State in which the Building is located. The arbitrator shall prepare and provide to the parties a written decision on all matters subject to the arbitration, including factual findings and the reasons that form the basis of the arbitrator’s decision. The award of the arbitrator shall be distributed to the parties no later than ten (10) business days after the close of the arbitration hearing, and the award shall be accompanied by an explanation of the reasoning behind the award. The award of the arbitrator shall be final and non-appealable.

The arbitration proceedings shall be reported by a certified shorthand court reporter. If requested by either party, written transcripts of the proceedings shall be prepared and made available to the parties.

The arbitrator shall have the authority to make the final determination regarding oral and written discovery permitted in any arbitration conducted pursuant to this Exhibit. Each party to the arbitration will be permitted to take up to three (3) depositions, none of which may be longer, from beginning to end, including intermissions, than four (4) hours, unless good cause is shown to the arbitrator to warrant additional oral discovery. Discovery by means of interrogatories, requests for admission and document production requests shall be governed by the JAMS Rules, as applied by the arbitrator. All discovery disputes shall be resolved by the arbitrator.

Except as may be required by law or reasonably necessary to implement any award, neither party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties to the arbitration,

The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of the prevailing party’s Costs and Expenses. As used herein, the term “Costs and Expenses” means all reasonable pre-award and post-award expenses of the arbitration, including reasonable attorneys’ fees, the Arbitrator’s fees and disbursements, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone charges, court costs, and witness fees.

EXHIBIT “K”

SERVICE LEVEL

1. Electricity Consumption Threshold/Specifications:	400 KW

2. Target Battery Capacity:	Nine (9) minutes at full load.

3. Back-up Generator:	One (1) 1300 KW Building generator is maintained by Landlord’s engineering staff. Back-up Power is included in all AC amperage usage.

4. HVAC Specs:	Eighty (80) total tons delivered by Liebert up flow air-cooled chilled water system. System is dedicated to Suite 2440 and maintained by Landlord’s engineering staff.

(a) Target Temperature:	Between 68 degrees Fahrenheit and 78 degrees Fahrenheit.

(b) Target Relative Humidity:	Between 45% and 55%.

5. Maximum Structural Load:	75 pounds of live load per square foot. Any cabinets, cages or partitions installed by Landlord shall be included in the calculation of the live load.

EXHIBIT “L”

CONFIRMATION OF BASE RENT MEMORANDUM

1.	The Effective Date of the Lease is the day of , 20 .

2.	The Term of the Lease expires on the day of , 20 .

3.	Rental Period	Monthly Base Rent
$
$
$
$
$
$
$

4.	All capitalized terms not defined herein shall have the meaning assigned to them in the Lease.

Agreed and executed this                  day of                                                  , 20        .

LANDLORD:

DIGITAL – BRYAN STREET PARTNERSHIP, L.P.,

a Texas limited partnership

By:	DRT – Bryan Street, LLC, a Delaware limited liability company, its general partner

By:	Digital Realty Trust, L.P., a Maryland limited partnership, its Member and Manager

By:	Digital Realty Trust, Inc., a Maryland corporation, Its General Partner

By:
Name: Title:	Glenn H. Benoist, Sr. Vice President

TENANT:

TELX – DALLAS, LLC,

a Delaware limited liability company

By:
Name: Title:	J. Todd Raymond President

EXHIBIT “M”

CONDUIT SPACE

Non-exclusive access to the spaces listed below. Tenant acknowledges that such spaces will be shared with Landlord and other third parties:

1) Building Gutter- labeled as Building Gutter 1;

2) 4” Riser-labeled MMR 6 & MMR 7;

3) Building Entry- Leonard St 4” & Crocket St 4”; and

4) Innerduct- 23rd floor to 24th floor- labeled 1D,1E,2D,2E,3A,3B,3C,3E,4A,4B,4C.

EXHIBIT “Q”

THRESHOLD AMOUNT

As used herein the term “Threshold Amount” shall mean the following amounts during the following periods:

[***] per month for months 1 – 12 of the Term.

[***] per month for months 13 – 24 of the Term.

[***] per month for months 25 – 36 of the Term.

[***] per month for months 37 – 48 of the Term.

[***] per month for months 49 – 60 of the Term.

[***] per month for months 61 – 72 of the Term.

[***] per month for months 73 – 84 of the Term.

[***] per month for months 85 – 96 of the Term.

[***] per month for months 97 – 108 of the Term.

[***] per month for months 109 – 120 of the Term.

[***] per month for months 121 – 132 of the Term.

[***] per month for months 133 – 144 of the Term.

[***] per month for months 145 – 156 of the Term.

[***] per month for months 157 – 168 of the Term.

[***] per month for months 169 – 180 of the Term.

[***] per month for months 181 – 192 of the Term.

[***] per month for months 193 – 204 of the Term.

[***] per month for months 205 – 216 of the Term.

[***] per month for months 217 – 228 of the Term.

[***] per month for months 229 – 240 of the Term.

If Item 9 of the Basic Lease Information is adjusted pursuant to Item 11 of the Basic Lease Information, an appropriate adjustment will be made to the Threshold Amount.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.